Exhibit 10.17

THIS AGREEMENT is made on 8th February 2002(1)

BETWEEN:

(1)           19 Recordings Limited of 33 Ransome’s Dock, 35-37 Parkgate Road, London SW11 4NP (“19”) and

(2)           Ronagold Limited of Bedford House, 69-79 Fulham High Street, London SW6 3JW (“Ronagold”)

IT IS AGREED as follows:

1.             Definitions

The following words or expressions shall have the meanings set against them below.

1.1           “Artist” - a singer taking part in a Competition.

1.2           “Competition” - the competition to select a Winning Artist which forms part of the Series in the Relevant Territory.

1.3           “Finalists” - the number of Artists (ten for the Series in the United Kingdom for the avoidance of doubt including Darius Danesh and excluding Rik Waller in respect of the first series) reaching the final stages of the Competition in the Relevant Territory.

1.4           “Format” - the television format “Pop Idol” or “Idols” created by 19 TV Limited and developed by 19 TV Limited and Thames Television Limited.

1.5           “Local Record Company” - the person, firm or corporation with whom the Winning Artist and/or Finalists in the Relevant Territory enter(s) into one or more Recording Agreements.

1.6           “Local TV Company” - the person, firm or corporation authorised to make a Series in the Relevant Territory.

1.7           “Masters” - sound recordings or audio visual material featuring a Winning Artist or Finalist made, released or exploited by the Local Record Company and its licensees.

1.8           “Override Advances” - the advances set out in Schedule 1 to this Agreement.

1.9           “Override Artists” - the Winning Artist and all Finalists in the Relevant Territory (whether recording alone or with others) with whom in each case the ROW Designee has entered into a recording agreement.

(1)  This Exhibit incorporates a letter amendment.

1.10         “Override Masters” - all sound recordings or audio-visual material featuring an Override Artist (whether alone or with others) made, acquired or exploited at any time pursuant to a Recording Agreement between Ronagold (or its licensee or nominee or successor in title) and an Override Artist (or any third party providing the services of an Override Artist).

1.11         “Override Royalty” - a royalty at the rates specified in Schedule 2 to this Agreement.

1.12         “Recording Agreement” - the recording agreement between the Local Record Company and the Winning Artist or Finalist (or any third party providing the services of such Winning Artist or Finalist) in the Relevant Territory and any extensions or amendments of or agreements in substitution for such agreement.

1.13         “Relevant Territory’ - the country or countries for which Television Rights are granted to a Local TV Company.

1.14         “Series” - a series of television programmes based on the Format.

1.15         “Television Rights” - the right to develop and produce and arrange for broadcast or other transmission of a Series.

1.16         “Winning Artist” - the winner of the Competition in the Relevant Territory.

2.             USA Option

2.1           In consideration of £l paid by Ronagold to 19 (receipt of which 19 hereby acknowledges) 19 hereby grants to Ronagold an exclusive irrevocable option to designate the Local Record Company in relation to the first Series for the Relevant Territory of the United States of America (“USA”).  Ronagold’s right to designate is limited to a corporation within the BMG/Bertelsmann group which (if any) shall be RCA rather than Arista.

2.2           Ronagold shall have the right to exercise its option pursuant to clause 2.1 above by notice in writing served on 19 within 30 days after receipt by Ronagold of notice from 19 confirming all of the following:

(a)           the identity of the Local TV Company for USA;

(b)           Television Rights have been granted to the Local TV Company pursuant to an agreement between Freemantle Media and the Local TV Company (as evidenced by a letter from Freemantle Media confirming the same);

(c)           the TV channel or TV channels on which the Series is to be broadcast in the USA;

(d)           the minimum number of guaranteed episodes and the proposed times and dates of transmission; and

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(e)           any material changes to the Format (such as the number of Finalists).

2.3           If Ronagold exercises its option pursuant to clause 2.1 above, 19 and Ronagold’s designee (“the US Designee”) will execute an agreement promptly thereafter (“the US Licence”) in the form set out in Exhibit A attached hereto in relation to the Winning Artist for USA and shall be entitled to exercise the options referred to in clause 2.5 below in relation to losing Finalists for USA.  19 agrees to consider in good faith amendments to the USA Licence requested by the US Designee promptly following exercise of the option.

2.4           If Ronagold fails to exercise its option pursuant to clause 2.1 above, 19 shall be free to appoint a third party as the Local Record Company for USA.  If 19 is willing to contract with such third party on commercial terms (i.e. territory, rights period, advances, royalty and product commitment) less favourable to 19 than those contained in the US Licence, 19 shall give written notice to Ronagold of such commercial terms and Ronagold shall have 14 days from receipt of 19’s notice to match those terms and require 19 to enter into the US Licence with the US Designee (which 19 agrees to do promptly) containing such commercial terms.  If Ronagold fails to match 19 shall be free to enter into an agreement with the third party on such terms previously notified to Ronagold.

2.5           If Ronagold exercises its option pursuant to clause 2.1 above, 19 hereby grants to the US Designee an exclusive irrevocable (subject to clause 13 below) option to enter into an agreement with 19 in the form of the US Licence (as amended by clause 2.6 below) in respect of each of the Finalists other than the Winning Artist for the first series in the Relevant Territory of the USA.  The US Designee shall exercise its option (if at all) in relation to each such Finalist by notice in writing served on 19 within 30 days after the final episode of the first series is transmitted in the USA.

2.6           If the US Designee exercises its option in relation to any Finalist pursuant to clause 2.5 above, 19 and the US Designee shall execute promptly thereafter a separate licence agreement in respect of each such Finalist in the form of the US Licence save for the following amendments:

(a)           clause 1.2 - “Artist” shall mean the relevant Finalist in respect of whom Ronagold has exercised its option;

(b)           clause 1.34A - “the Series” shall mean the first Series of “Pop Idol” to be transmitted on television in the United States of America.

(c)           clause 6.1.1(a) - the advance in respect of the First Contract Period shall be £400,000 in lieu of £500,000 if the Finalist was placed second in the Competition and shall be £300,000 in lieu of £500,000 if the Finalist was placed third to last (inclusive) in the Competition.

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(d)           clause 6.1.1(a) - the advance reduced in accordance with sub-clause (b) above shall be payable as to 50% thereof within 7 days after delivery to the US Designee of the inducement letter signed by the Artist and as to 50% thereof within 7 days after the later of Delivery to the US Designee of the Recording Commitment for the First Contract Period or delivery to the US Designee of the inducement letter signed by the Artist.

(e)           clause 35 will be deleted and the US Designee will not use the logo from the Series unless otherwise agreed but can use the name of the Series in associated marketing.

(f)            The US Designee will pay the reasonable legal costs of the lawyer appointed to advise the Finalists on the form of recording agreement and inducement letter.

2.7           If the US Designee does not exercise its option pursuant to clause 2.5 above in relation to any Finalist, 19 shall be free to enter into an agreement with a third party to exploit recordings by such Finalist.  If 19 is willing to contract with such third party on commercial terms (i.e. territory, rights period, advances, royalty and product commitment) less favourable to 19 than those contained in the US Licence as amended by clause 2.6 above), 19 shall give written notice to the US Designee of such commercial terms and the US Designee shall have 14 days from receipt of 19’s notice to match those terms and require 19 to enter into a separate licence agreement (which 19 agrees to do promptly) in respect of the Finalist concerned in the form of the US Licence with the US Designee containing the matched commercial terms.  If the US Designee fails to match 19 shall be free to enter into an agreement with the third party on such terms previously notified to the US Designee.

2.8           If Ronagold exercises its option pursuant to clause 2.1 above in relation to the first Series for the Relevant Territory of USA, 19 hereby grants to the US Designee an exclusive irrevocable option to become the Local Record Company in relation to the second Series for the Relevant Territory of USA upon the same terms and conditions (set out in clauses 2.2 to 2.7 above) as for the first such Series.

2.9           If the US Designee exercises its option pursuant to clause 2.8 above in relation to the second Series for the Relevant Territory of USA, 19 hereby grants to the US Designee an exclusive irrevocable option to become the Local Record Company in relation to the third Series for the Relevant Territory of USA upon the same terms and conditions (set out in clauses 2.2 to 2.7 above) as for the first such Series.

2.10         If the US Designee exercises its option pursuant to clause 2.9 above in relation to the third Series for the Relevant Territory of USA, 19 hereby grants to the US Designee an exclusive irrevocable option to become the Local Record Company in relation to the fourth Series for the Relevant Territory of USA upon the same

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terms and conditions (set out in clauses 2.2 to 2.7 above) as for the first such Series.

2.11         If any of the information contained in 19’s notice pursuant to clause 2.2 above changes after Ronagold exercises its option pursuant to clause 2.1 above but prior to commencement of filming of the relevant series, 19 shall notify Ronagold in writing of the changes and Ronagold shall have 14 days after receipt of such notice to revoke the exercise of its option pursuant to clause 2.1 above.

2.12         If any of the information contained in 19’s notice pursuant to clause 2.2 above changes after the US Designee exercises its option pursuant to clause 2.8 above but prior to commencement of filming of the relevant series, 19 shall notify the US Designee of the changes and the US Designee shall have 14 days after receipt of such notice to revoke exercise of its relevant option pursuant to clause 2.8 above.

2.13         If any of the information contained in 19’s notice pursuant to clause 2.2 above changes after the US Designee exercises its option pursuant to clause 2.9 above but prior to commencement of filming of the relevant series, 19 shall notify the US Designee of the changes and the US Designee shall have 14 days after receipt of such notice to revoke exercise of its relevant option pursuant to clause 2.9 above.

2.14         If any of the information contained in 19’s notice pursuant to clause 2.2 above changes after the US Designee exercises its option pursuant to clause 2.10 above but prior to commencement of filming of the relevant series, 19 shall notify the US Designee of the changes and the US Designee shall have 14 days after receipt of such notice to revoke exercise of its relevant option pursuant to clause 2.10 above.

3.             ROW Option

3.1           In consideration of £l paid by Ronagold to 19 (receipt of which 19 hereby acknowledges) 19 hereby grants to Ronagold an exclusive irrevocable option to designate the Local Record Company ( a “ROW Designee”) in relation to the first Series for each Relevant Territory excluding the United Kingdom and USA. Ronagold’s right to designate is limited to a company or other corporate entity within the BMG/Bertelsmann group of companies. Each ROW Designee will be party to a contract with Ronagold pursuant to which the ROW Designee will account to Ronagold for royalties on all Override Masters equal to or exceeding the Override Royalty not less frequently than every 6 months. Ronagold will remain primarily liable for payment of the Override Advances and the Override Royalty.

3.2           Ronagold shall have the right to exercise its option pursuant to clause 3.1 above by notice in writing served on 19 within 30 days after receipt by Ronagold of notice from 19 confirming all of the following:

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(a)           the identity of the Local TV Company for the Relevant Territory concerned;

(b)           Television Rights have been granted to the Local TV Company pursuant to an agreement between Freemantle Media and the Local TV Company (as evidenced by a letter from Freemantle Media confirming the same);

(c)           the TV channel or TV channels on which the Series is to be broadcast in the Relevant Territory concerned;

(d)           the minimum number of guaranteed episodes and the proposed times and dates of transmission; and

(e)           any material changes to the Format (such as the number of Finalists) for the Relevant Territory.

3.3           If Ronagold exercises its option pursuant to clause 3.1 above, the ROW Designate shall be exclusively entitled to enter into worldwide Recording Agreements direct with the Winning Artist and Finalists (or any of them) as part of the prize for the Competition in the Relevant Territory concerned.  The form of the Recording Agreements and the advances and royalties payable to a Winning Artist or Finalist under such Recording Agreements shall be based on the ROW Designee’s usual exclusive recording agreement and provide for royalties, advances, creative controls and approvals commensurate to such terms available in BMG agreements to an artist who has already had one ‘platinum’ selling album prior to signature in the country concerned.  The ROW Designee will pay the reasonable legal fees of the lawyer appointed to advise the Finalists on the Recording Agreement.

3.4           If Ronagold exercises its option pursuant to clause 3.1 above, BMG shall pay to 19 the Override Advances and the Override Royalty on all Override Masters featuring Override Artists.  Ronagold shall supply to 19 a true copy of each Recording Agreement entered into with or for any Winning Artist or Finalist promptly following execution of each such agreement. Ronagold shall also supply 19 with copies of any amendments to or notices exercising options pursuant to each such Recording Agreement. Ronagold shall not be in breach of its obligation to supply copy contracts amendments or notices under this clause unless Ronagold has failed to remedy such failure within 90 days after receipt of notice from 19 requiring it to do so.

3.5           The Override Royalty shall be calculated on the same sales and on the same basis and subject to the same reductions, deductions and pro rations as the royalty payable to Ronagold pursuant to the BMG Group Matrix licence agreement for inter-Group company accounting (“the Matrix Agreement”) SAVE THAT:

(a)           no territorial reductions will apply (save the specific reductions set out in Schedule 2);

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(b)           the Override Royalty is payable from “record one” regardless of the recoupment of any advances or recording costs from Ronagold (or its licensee) the Winning Artist or Finalist but subject to recoupment of the relevant Override Advance (or all Override Advances in relation to the same artist);

(c)           the Override Royalty will be payable on published dealer price;

3.6           Ronagold agrees to account to 19 for the Override Royalty as at 30 June and 31 December in each year in respect of sales of Override Masters for which it has been paid or received credit against a previously paid advance in the preceding 6 months.  Ronagold agrees to send to 19 reasonably detailed accounting statements and to pay any sums shown to be due to 19 within 90 days after each accounting date.

3.7           Unless within four (4) years of the date on which an accounting has been made under clause 3.6 above 19 shall have notified Ronagold in writing of any bona fide objections in respect thereof, 19 shall be deemed to have accepted the accuracy thereof which shall be final and binding upon 19 and not open to dispute by 19.

3.8           Ronagold agrees that 19 may (but not more than once during any calendar year and only once with respect to any particular accounting made by Ronagold) inspect examine and otherwise audit (“Audit”) Ronagold’s books and records for the purposes of determining the accuracy of Ronagold’s accountings hereunder. 19 shall not be entitled to Audit any records which do not specifically relate to the sale or other exploitation of Material featuring Override Artists.  All Audits shall be made during regular business hours upon reasonable prior notice (not less than sixty (60) days) and shall be conducted on 19’s behalf by an independent chartered accountant (“the Auditor”).  Each examination shall be made at 19’s own expense at Ronagold’s regular place of business in the United Kingdom where such books and/or records are maintained. 19 shall furnish Ronagold with a copy of the Auditor’s report promptly following the conclusion of the Audit if 19 intends to make a claim based upon such Audit.  If such Audit reveals an underpayment to 19 of ten per cent (10%) of total royalties due hereunder during the period covered by such Audit or ten thousand pounds (£10,000) whichever is the greater, then Ronagold shall pay all reasonable audit costs (excluding accommodation travel and subsistence costs) of such Audit. 19 agrees that, for the avoidance of doubt, neither the grant by Ronagold nor the exercise by 19 of any right of Audit in connection with this Agreement shall, of itself, give rise to or be deemed to be proof of debt.

3.9           19 may not engage the Auditor to Audit when the Auditor is presently engaged in any other audit or inspection of Ronagold’s books and records of account in respect of which any claim is still outstanding or is involved in the negotiation of a settlement of such an audit or inspection on behalf of another person.  In such circumstances the applicable time period specified in clause 3.7 above shall be

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suspended until the Auditor is not so engaged (but by no more than six (6) months in any event).  No person or firm shall be designated as the Auditor if its remuneration is to be calculated wholly or partially by reference to the amount of any discrepancy revealed by the Audit and/or the terms of any settlement and/or the outcome of any proceedings arising out of the Audit.  No Audit may commence until the Auditor has executed an unconditional undertaking to Ronagold in a form reasonably prescribed by Licensee providing, inter alia, that the Auditor shall treat as confidential all information regarding Ronagold’s affairs and business which it may acquire in the course of the Audit and not to disclose the same to 19 or to any third party save to the extent necessary to discharge Auditor’s responsibilities to 19 in relation to the Audit.

3.10         If Ronagold does not exercise its option under clause 3.1 above for any Relevant Territory, 19 shall be free to appoint a third party as the Local Record Company for the Relevant Territory.  If 19 is willing to contract with such third party on commercial terms less favourable to 19 than those contained in Schedule 1 and Schedule 2, 19 shall give written notice to Ronagold of such commercial terms and Ronagold shall have 14 days from receipt of 19’s notice to match those terms. If Ronagold does match such terms Schedule 1 and Schedule 2 shall be amended to contain such commercial terms.  If Ronagold fails to match 19 shall be free to enter into an agreement with the third party on such terms previously notified to Ronagold.

3.11         If Ronagold exercises its option under clause 3.1 above for the first Series in a Relevant Territory, 19 hereby grants to the ROW Designee an exclusive irrevocable (subject to clause 13 below) option to become the Local Record Company in relation to the second Series in such Relevant Territory upon the same terms and conditions (set out in clauses 3.2 to 3.10 above) as for the first Series in that Relevant Territory.

3.12         If the ROW Designee exercises its option under clause 3.11 above for the second Series in a Relevant Territory, 19 hereby grants to the ROW Designee an exclusive irrevocable (subject to clause 13 below) option to become the Local Record Company in relation to the third Series in such Relevant Territory upon the same terms and conditions (set out in clauses 3.2 to 3.10 above) as for the first Series in that Relevant Territory.

3.13         If the ROW Designee exercises its option under clause 3.12 above for the third Series in a Relevant Territory, 19 hereby grants to the ROW Designee an exclusive irrevocable (subject to clause 13 below) option to become the Local Record Company in relation to the fourth Series in such Relevant Territory upon the same terms and conditions (set out in clauses 3.2 to 3.10 above) as for the first Series in that Relevant Territory.

3.14         If any of the information contained in 19’s notice pursuant to clause 3.2 above changes after Ronagold exercises its option pursuant to clause 3.1 above but prior to commencement of filming of the relevant series, 19 shall notify Ronagold in

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writing of the changes and Ronagold shall have 14 days after receipt of such notice to revoke the exercise of its option pursuant to clause 3.1 above.

3.15         If any of the information contained in 19’s notice pursuant to clause 3.2 above changes after the ROW Designee exercises its option pursuant to clause 3.11 above, 19 shall notify the ROW Designee of the changes and the ROW Designee shall have 14 days after receipt of such notice to revoke exercise of its relevant option pursuant to clause 3.11 above.

3.16         If any of the information contained in 19’s notice pursuant to clause 3.2 above changes after the ROW Designee exercises its option pursuant to clause 3.12 above, 19 shall notify the ROW Designee of the changes and the ROW Designee shall have 14 days after receipt of such notice to revoke exercise of its relevant option pursuant to clause 3.12 above.

3.17         If any of the information contained in 19’s notice pursuant to clause 3.2 above changes after the ROW Designee exercises its option pursuant to clause 3.13 above, 19 shall notify the ROW Designee of the changes and the ROW Designee shall have 14 days after receipt of such notice to revoke exercise of its relevant option pursuant to clause 3.13 above.

4.             UK Option

4.1           19 and Ronagold have entered into a licence agreement for recordings featuring the Winning Artist for the first Series in the Relevant Territory of the United Kingdom (“the UK Licence”).  If the Winning Artist is William Young the amendments set out in clause 4.3(e) below will apply to the UK licence.

4.2           19 hereby grants to Ronagold an exclusive irrevocable option to enter into an agreement with 19 in the form of the UK Licence (as amended by clause 4.3 below) in respect of each of the 9 Finalists other than the Winning Artist for the first series in the Relevant Territory of the United Kingdom.  Ronagold shall exercise its option (if at all) in relation to each such Finalist by notice in writing served on 19 within 30 days after the final episode of the first series is transmitted in the United Kingdom. Ronagold confirms it does not wish to exercise its option in relation to the Finalists Aaron Bayley, Hayley Evetts, Jessica Garlick, Laura Doherty, Rosemary Ribbons, Chris Niblett (‘Korben’) and Zoe Birkett.  19 confirms it will irrevocably release Aaron Bayley, Hayley Evetts, Jessica Garlick, Rosemary Ribbons, Laura Doherty and Chris Niblett (“Korben”) from their respective recording agreements with 19 as soon as possible following signature of this agreement.

4.3           If Ronagold exercises an option in relation to any Finalist pursuant to clause 4.2 above, 19 and Ronagold shall promptly thereafter execute a separate licence agreement in respect of each such Finalist in the form of the UK Licence save for the following amendments:

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(a)           clause 1.2 — “Artist” shall mean the relevant Finalist in respect of whom Ronagold has exercised its option;

(b)           clause 6.1.1(a) — the advance in respect of the First Contract Period shall be £400,000 in lieu of £500,000 if the Finalist was placed second in the Competition and shall be £300,000 in lieu of 500,000 if the Finalist was placed third to tenth (inclusive) in the Competition.

(c)           clause 6.1.1(a) —the advance reduced in accordance with subclause (b) above shall be payable as to 50% thereof within 7 days after delivery to Ronagold of the inducement letter executed by the relevant Finalist and as to 50% thereof within 7 days: after the later of Delivery to Ronagold of the Recording Commitment for the First Contract Period or delivery to Ronagold of the inducement letter executed by the relevant  Finalist.

(d)           clause 35 will be deleted and Ronagold will not use the logo from the Series unless otherwise agreed but can use the name of the Series in associated marketing.

(e)           if the Winning Artist or Finalist is William Young:

(i)            clause 3.1(a) and (b) — Contractor will select all Titles after consultation and make all arrangements for the recording of the First Album;

(ii)           clause 3.1(c) — Contractor will select all Titles for the second and each subsequent Recording Commitment Album after consultation;

(iii)          clause 3.1(d) — the identity of producers, mixers and remixers for the First and each subsequent Recording Commitment Album shall be selected by Contractor after consultation;

(iv)          clause 3.1(e) — Contractor shall after consultation select all of the Tracks to be incorporated on each Recording Commitment Album;

(v)           clause 3.2 — Contractor will designate the Studios to be used for recording, mixing and mastering of all Tracks on all Recording Commitment Albums;

(vi)          clause 4 — the Company will pay to Contractor the sum of £400,000 as the Recording Budget for each Album of the Recording Commitment and the Contractor will pay all Recording Costs incurred in respect of the Audio Material comprising each such Album (excluding Supplementary Material and any additional Tracks referred to in clause 3.4).  The Recording Budget will be paid to Contractor as to £200,000 upon commencement of recording the Album concerned and as to £200,000 upon Delivery of that Album.  The Contractor will be entitled to retain any

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unspent part of the Recording Budget but will be responsible for funding any overspend of the Recording Budget.  The Contractor agrees to spend at least £300,000 of each such Recording Budget.

(vii)         for the purposes of this sub-clause 4.3(e) “consultation” shall mean bona fide full prior discussion with BMG’s Chairman or President of Music Division and listening to such person’s views.

(f)            the fees of Julian Henry pursuant to clause 31.8 will be £4,000 per month in lieu of £5,000 per month.

4.4           If Ronagold does not exercise its option pursuant to clause 4.2 in relation to any Finalist, 19 shall be free to enter into an agreement with a third party to exploit recordings by such Finalist.  If 19 is willing to contract with such third party on commercial terms (i.e. territory, rights period, advances, royalty and product commitment) less favourable to 19 than those contained in the UK Licence (as amended by clause 4.3 above) 19 shall give written notice to Ronagold of such commercial terms and Ronagold shall have 14 days from receipt of 19’s notice to match those terms and require 19 to enter into a separate licence agreement (which 19 agrees to do promptly) in respect of the Finalist concerned in the form of the UK Licence containing the matched commercial terms.  If Ronagold fails to match 19 shall be free to enter into an agreement with the third party on such terms previously notified to Ronagold.

4.5           19 hereby grants to Ronagold an exclusive irrevocable option to enter into a licence agreement with 19 for the Winning Artist of the second Series in the Relevant Territory of the United Kingdom.

4.6           Ronagold shall have the right to exercise its option pursuant to clause 4.5 above by notice in writing served on 19 within 30 days after receipt by Ronagold of notice from 19 confirming all of the following:

(a)           the identity of the Local TV Company for the United Kingdom;

(b)           Television Rights have been granted to the Local TV Company pursuant to an agreement between Freemantle Media and the Local TV Company (as evidenced by a letter from Freemantle Media confirming the same);

(c)           the TV channel or TV channels on which the Series is to be broadcast in the United Kingdom;

(d)           the minimum number of guaranteed episodes and the proposed times and dates of transmission; and

(e)           any material changes to the Format (such as the number of Finalists).

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4.7           If Ronagold exercises its option pursuant to clause 4.5 above, 19 and Ronagold will promptly thereafter execute an agreement (“the Second Series Licence”) in the form of the UK licence for the Winning Artist for the second Series.

4.8           If Ronagold exercises its option pursuant to clause 4.5 above, 19 hereby grants to Ronagold an exclusive irrevocable option to enter into an agreement with 19 in the form of the Second Series Licence (as amended by clause 4.9 below) in respect of each of the 9 Finalists other than the Winning Artist for the second Series in the Relevant Territory of the United Kingdom. Ronagold shall exercise its option in relation to each such Finalist by notice in writing served on 19 within 30 days after the final episode of the second Series is transmitted in the United Kingdom.

4.9           If Ronagold exercises an option in relation to any Finalist pursuant to clause 4.8 above, 19 and Ronagold will execute promptly thereafter a separate licence agreement in respect of each such Finalist in the form of the Second Series Licence with the same amendments referred to in clause 4.3 above.

4.10         If Ronagold does not exercise its option pursuant to clause 4.8 in relation to any Finalist, 19 shall be free to enter into an agreement with a third party to exploit recordings by such Finalist. If 19 is willing to contract with such third party on commercial terms (i.e. territory, rights period, advances, royalty and product commitment) less favourable to 19 than those contained in the UK Licence (as amended by clause 4.3 above) 19 shall give written notice to Ronagold of such commercial terms and Ronagold shall have 14 days from receipt of 19’s notice to match those terms and require 19 to enter into a separate licence agreement (which 19 agrees to do promptly) in respect of the Finalist concerned in the form of the UK Licence containing the matched commercial terms.  If Ronagold fails to match 19 shall be free to enter into an agreement with the third party on such terms previously notified to Ronagold.

4.11         If any of the information contained in 19’s notice pursuant to clause 4.6 above changes after Ronagold exercises its option pursuant to clause 4.5 above but prior to commencement of the filming of the relevant Series, 19 shall notify Ronagold of the changes and Ronagold shall have 14 days after receipt of such notice to revoke exercise of its relevant option pursuant to clause 4.5 above.

4.12         If Ronagold exercises its option pursuant to clause 4.5 above, 19 hereby grants to Ronagold an exclusive irrevocable option to enter into a licence agreement with 19 for the Winning Artist of the third Series in the Relevant Territory of the United Kingdom.

4.13         Ronagold shall have the right to exercise its option pursuant to clause 4.12 above by notice in writing served on 19 within 30 days after receipt by Ronagold of notice from 19 confirming all of the following:

(a)           the identity of the Local TV Company for the United Kingdom;

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(b)           Television Rights have been granted to the Local TV Company pursuant to an agreement between Freemantle Media and the Local TV Company (as evidenced by a letter from Freemantle Media confirming the same);

(c)           the TV channel or TV channels on which the Series is to be broadcast in the United Kingdom;

(d)           the minimum number of guaranteed episodes and the proposed times and dates of transmission; and

(e)           any material changes to the Format (such as the number of Finalists).

4.14         If Ronagold exercises its option pursuant to clause 4.12 above, 19 and Ronagold will promptly thereafter execute an agreement (“the Third Series Licence”) in the form of the UK licence for the Winning Artist for the third Series.

4.15         If Ronagold exercises its option pursuant to clause 4.12 above, 19 hereby grants to Ronagold an exclusive irrevocable option to enter into an agreement with 19 in the form of the Third Series Licence (as amended by clause 4.16 below) in respect of each of the 9 Finalists other than the Winning Artist for the third Series in the Relevant Territory of the United Kingdom. Ronagold shall exercise its option in relation to each such Finalist by notice in writing served on 19 within 30 days after the final episode of the third Series is transmitted in the United Kingdom.

4.16         If Ronagold exercises an option in relation to any Finalist pursuant to clause 4.15 above, 19 and Ronagold will execute promptly thereafter a separate licence agreement in respect of each such Finalist in the form of the Third Series Licence with the same amendments referred to in clause 4.3 above.

4.17         If Ronagold does not exercise its option pursuant to clause 4.15 in relation to any Finalist, 19 shall be free to enter into an agreement with a third party to exploit recordings by such Finalist. If 19 is willing to contract with such third party on commercial terms (i.e. territory, rights period, advances, royalty and product commitment) less favourable to 19 than those contained in the UK Licence (as amended by clause 4.3 above) 19 shall give written notice to Ronagold of such commercial terms and Ronagold shall have 14 days from receipt of 19’s notice to match those terms and require 19 to enter into a separate licence agreement (which 19 agrees to do promptly) in respect of the Finalist concerned in the form of the UK Licence containing the matched commercial terms. If Ronagold fails to match 19 shall be free to enter into an agreement with the third party on such terms previously notified to Ronagold.

4.18         If any of the information contained in 19’s notice pursuant to clause 4.13 above changes after Ronagold exercises its option pursuant to clause 4.12 above but prior to commencement of the filming of the relevant Series, 19 shall notify Ronagold of the changes and Ronagold shall have 14 days after receipt of such notice to revoke exercise of its relevant option pursuant to clause 4.12 above.

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4.19         If Ronagold exercises its option pursuant to clause 4.12 above, 19 hereby grants to Ronagold an exclusive irrevocable option to enter into a licence agreement with 19 for the Winning Artist of the fourth Series in the Relevant Territory of the United Kingdom.

4.20         Ronagold shall have the right to exercise its option pursuant to clause 4.19 above by notice in writing served on 19 within 30 days after receipt by Ronagold of notice from 19 confirming all of the following:

(a)           the identity of the Local TV Company for the United Kingdom;

(b)           Television Rights have been granted to the Local TV Company pursuant to an agreement between Freemantle Media and the Local TV Company (as evidenced by a letter from Freemantle Media confirming the same);

(c)           the TV channel or TV channels on which the Series is to be broadcast in the United Kingdom;

(d)           the minimum number of guaranteed episodes and the proposed times and dates of transmission; and

(e)           any material changes to the Format (such as the number of Finalists).

4.21         If Ronagold exercises its option pursuant to clause 4.19 above, 19 and Ronagold will promptly thereafter execute an agreement (“the Fourth Series Licence”) in the form of the UK licence for the Winning Artist for the fourth Series.

4.22         If Ronagold exercises its option pursuant to clause 4.19 above, 19 hereby grants to Ronagoid an exclusive irrevocable option to enter into an agreement with 19 in the form of the Fourth Series Licence (as amended by clause 4.23 below) in respect of each of the 9 Finalists other than the Winning Artist for the fourth Series in the Relevant Territory of the United Kingdom. Ronagold shall exercise its option in relation to each such Finalist by notice in writing served on 19 within 30 days after the final episode of the fourth Series is transmitted in the United Kingdom.

4.23         If Ronagold exercises an option in relation to any Finalist pursuant to clause 4.22 above, 19 and Ronagold will execute promptly thereafter a separate licence agreement in respect of each such Finalist in the form of the Fourth Series Licence with the same amendments referred to in clause 4.3 above.

4.24         If Ronagold does not exercise its option pursuant to clause 4.19 in relation to any Finalist, 19 shall be free to enter into an agreement with a third party to exploit recordings by such Finalist.  If 19 is willing to contract with such third party on commercial terms (i.e. territory, rights period, advances, royalty and product commitment) less favourable to 19 than those contained in the UK Licence (as amended by clause 4.3 above) 19 shall give written notice to Ronagold of such commercial terms and Ronagold shall have 14 days from receipt of 19’s notice to

14

match those terms and require 19 to enter into a separate licence agreement (which 19 agrees to do promptly) in respect of the Finalist concerned in the form of the UK Licence containing the matched commercial terms.  If Ronagold fails to match 19 shall be free to enter into an agreement with the third party on such terms previously notified to Ronagold.

4.25         If any of the information contained in 19’s notice pursuant to clause 4.20 above changes after Ronagold exercises its option pursuant to clause 4.19 above but prior to commencement of the filming of the relevant Series, 19 shall notify Ronagold of the changes and Ronagold shall have 14 days after receipt of such notice to revoke exercise of its relevant option pursuant to clause 4.19 above.

5.             Ronagold shall not, and shall procure that its licensees or successors in title do not, take any steps to avoid its obligation to pay Override Advances and Override Royalties in respect of Override Masters. If Ronagold wishes to assign any Recording Agreement it shall be a pre-condition of such assignment that the assignee enters into a direct covenant with 19 to pay the Override Advances and Override Royalty upon the terms of this Agreement with effect from the date of the assignment.

6.             All payments to 19 under this Agreement are exclusive of VAT which shall be paid to 19 in addition upon receipt of a VAT invoice.

7.             All notices under this agreement shall be in writing and shall be addressed as follows:

To 19: 19 Recordings Limited, Unit 33 Ransome’s Dock, 35-37 Parkgate Road, London SW11 4NP. Attention: Simon Fuller

To Ronagold: Ronagold Limited, Bedford House, 69-79 Fulham High Street, London SW6 3JW. Attention: Chairman with a copy to VP of Business Affairs, Central Europe at the same address or to such other address as may be notified in accordance with this clause.  Notices shall be sent by hand or by special delivery and shall be deemed given on the day of delivery (if by hand) or the day of posting (if by special delivery).

8.             19 agrees that 19 shall procure in relation to each Series the Local Television Company shall require all contestants to sign an agreement (a copy of which 19 shall supply to the ROW Designee) providing for:

8.1           each contestant to abide by the rules of the Competition and any restrictions placed upon them by such rules (it being acknowledged that the rules will require the final 50 contestants not to enter into a recording agreement with a third party prior to the date 3 months after the final episode of the Series); and

8.2           (as a pre-condition to being a Finalist) each Finalist to enter into a recording agreement with the Local Record Company.

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9.1           Ronagold acknowledges and agrees that the Format was created by Simon Fuller and is now owned by 19 TV Limited and Freemantle Media Group.  Ronagold will not and will procure that its officers, employees, and successors will not make any claim inconsistent with the first sentence of this clause.  19 agrees that Simon Cowell may say he assisted in the development of Simon Fuller’s original concept but will not make any other claims to be the owner or creator of the Format.

9.2           Ronagold agrees that Ronagold will not be involved or concerned in any television programme or with any artist or artists selected as part of a television programme which competes with the Format during the period commencing on the date hereof and continuing until the earlier of one (1) year after transmission of the final episode of the Fourth Series of Pop Idol in the United Kingdom or 31 December 2006.  Ronagold agrees that a television programme competes with the Format if it involves a talent search for a recording artist (whether for an individual recording artist or a group of recording artists) and the making of commercial recordings by that artist or the signature of a recording agreement connected with the programme.

9.3           Ronagold agrees to procure Simon Cowell’s execution of the inducement letter attached to this agreement as Exhibit B.

9.4           19’s sole remedy for breach of this clause 9 is contained in clause 13.(2)

10.           No party to this agreement shall be entitled to assign this agreement to any third party other than:

10.1         to its holding company or its subsidiary or associated company; or

10.2         to a person, firm or corporation acquiring all of the party’s stock or assets.

For the purposes of this clause “holding company” and “subsidiary” shall have the meanings set out in section 736 of the Companies Act 1985 and “associated company” shall be a company at least 25% owned by a holding company or subsidiary company of the assignor.

11.           Each party shall indemnify the others in respect of any loss, damage or cost (including reasonable legal costs) incurred by the other as a result of a breach by the first party of any of the provisions of this agreement.  This indemnity shall be limited to payments made pursuant to a court order or a settlement made with the prior consent of the indemnifying party (such consent not to be unreasonably withheld or delayed).

12.           19 warrants and undertakes that:

12.1         19 is and will remain entitled to enter into and perform this Agreement and to grant to Ronagold the options and rights set out above;

(2)  Clause 13 was deleted by amendment.

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12.2         19 shall and shall procure that Simon Fuller and all companies within the 19 Management Limited group of companies (“the Group”) shall at 19’s cost do all things necessary to perfect the grant to Ronagold of the options and rights set out above;

12.3         19 shall not do anything inconsistent with any of Ronagold’s rights hereunder; and

12.4         19 has agreed to pay a royalty to Freemnantle Media Group in respect of recordings by the Winning Artist.

13.           [Deleted by amendment](3)

(3)  Clause 13 was deleted by amendment.

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IN WITNESS a duly authorized officer of each of the parties has executed this agreement.

SIGNED by

/s/ Simon Fuller
for and on behalf of 19 Recordings Limited

SIGNED by

/s/
for and on behalf of Ronagold Limited

SCHEDULE 1

Details of prior recordings

EXHIBIT A

Dated:                                       2002

Exclusive Recording Agreement

Between

USA Designee

And

19 Recordings Limited

THIS AGREEMENT is made the                day of                           200

BETWEEN

(1)           US Designee of [                        ] (herein called “Company” which expression shall of include its successors and assigns) and

(2)           19 RECORDINGS LIMITED of Unit 33, Ransome’s Dock, 35-37 Parkgate Road, LONDON SW11 4NP (herein called “Contractor”)

IT IS AGREED as follows:

14.           DEFINITIONS

The following words shall have the meanings respectively set out opposite them:

14.1         “Album” shall mean a Record containing not less than twelve (12) (or such lesser number as Company may require) nor more than twenty-five (25) different Tracks and totalling no fewer than forty-five (45) minutes of playing time (unless otherwise agreed by Company in writing in respect of a particular Record).

14.2         “Artist” shall mean the winner of the Competition forming part of the Series.

14.3         “Artist’s Name” shall mean any professional name which Artist may use during the Term.

14.4         “Audio Material” shall mean any audio only Recording(s) of Artist’s Performance(s) made pursuant to this Agreement.

14.5         “Audio Visual Device” shall mean a reproduction of Audio Visual Material in any form whether now known or hereafter devised by which such Audio Visual Material (including Audio Visual Material embodied in Video Clips and/or Long Form Videos) can be perceived reproduced or otherwise communicated either directly or with the aid of a machine or other device including but not limited to Videocassette, Videodisc, DVD Video, CDROM and/or CDi

14.6         “Audio Visual Material” shall mean:

(a)           any film and any other audio visual Recording made pursuant to this Agreement embodying any actual or mimed Performance hereunder whether or not such Performance is of a Title embodied in Audio Material together with such Supplementary Material as Company may require (and whether or not together with graphics, text and/or data and whether or not comprising any interactive element(s)); and

(b)           any film and any other audio visual Recording made pursuant to this Agreement which does not feature Artist but is synchronised with Audio Material hereunder (including without limitation animated and/or illustrated film or videotape) (and whether or not together with graphics, text and/or data and whether or not comprising any interactive element(s)

14.7         “CDPA” shall mean the Copyright Designs and Patents Act 1988 as modified or reenacted and any subordinate legislation thereunder before or after the date of this Agreement.

14.8         “Company’s Receipts” shall mean (subject to the provisions of clause 7.16 below) Company’s actual receipts (net of discounts, in respect of Electronic Sales) in the UK attributable (by reference, in respect of any Internet Radio Service, to usage reports) to Audio Material or Audio-Visual Material (or the exploitation of Recording Agreement Internet Rights and/or Additional Internet Rights as applicable) less VAT and similar duties, an on-line cost contribution of twenty-five per cent (25%) and Company’s out of pocket expenses in fulfilling such sales, being the cost of postage/delivery and packing, any fees or commissions paid to a third party in relation to such sale/exploitation and any cost of collecting the relevant income (excluding Company’s overhead costs in respect thereof).

1.8A        “Competition” shall mean the competition to select a recording artist to be the USA “Pop Idol” or “Idol”.

14.9         “Compilation Album” shall mean a multi-artist compilation album released by Company or any of its licencees through conventional retail outlets (excluding consumer-selected “compilations”) and embodying inter alia Audio Material,

14.10       “Container Charge” shall mean a percentage of the Dealer Price of a Record or Audio Visual Device (as the case may be) deducted prior to calculation of the royalty due which notionally represents that proportion of the Dealer Price which relates to the packaging of such Record or Audio Visual Device and being as follows: in respect of 7” vinyl Singles in special bags - fifteen per cent (15%); in respect of 12” vinyl Singles in special bags and other non-Album vinyl Records -seventeen and a halt per cent (17.5%); in respect of vinyl Albums and audio cassette tapes - twenty per cent (20%); in respect of compact discs, Audio Visual Devices and New Technology Records - twenty five per cent 25%).

14.11       “Contractor’s Consent” shall mean the approval of Contractor, such approval not to be unreasonably withheld or delayed nor to be withheld on economic grounds and to be deemed given if not specifically denied with specific and valid reasons given within ten (10) working days of Company’s request for such approval. After the expiry of the Term and/or in relation to the exploitation of Recording Agreement Internet Rights and Additional Internet Rights Contractor’s Consent shell be deemed given in respect of any matter for which it is required unless specified to the contrary herein.

14.12       “Contract Period” shall mean a period of twelve (12) months or, if longer, a period expiring on the sooner of four (4) months after the initial release in the USA of the Recording Commitment Album due in such Contract Period or four (4) months after Company’s receipt of the Release Notice in respect of such Recording Commitment Album PROVIDED THAT subject to the provisions of sub-clauses 22.4 and clause 23 no one Contract Period shall exceed a period of three (3) years.

14.13       “Dealer Price” shall mean either:

(a)           the published price (excluding any tax, duties or levies) gross of all discounts (howsoever arising) at which Records or Audio Visual Devices are customarily available from Company or Company’s licensees or sub-licensees (as the case may be) to dealers or wholesalers or sub-distributors (as the case may be) in the country of retail sale; or

(b)           if no such published price exists the actual price gross of all discounts charged for such Records or Audio Visual Devices by Company or Company’s licensees or sub-licensees (as the case may be) to dealers or wholesalers or sub-distributors (as the case may be) in such country; or

(c)           if Company is accounted to on a different basis the price upon which royalties due to Company from Company’s licensees in respect of sales of Records or Audio Visual Devices hereunder are calculated by such licensees PROVIDED THAT in such latter case if Company is being accounted to on a retail price basis in lieu of a dealer price basis, Company reserves the right in such instances to make an appropriate reduction in the royalty rate payable to the Contractor hereunder in respect of such sales in order to reflect the increased price upon which such royalties are calculated.

Where for the purposes of this sub-clause 1.13 the country of retail sale cannot reasonably be determined then the Dealer Price shall be the applicable price as determined above in the country of manufacture of the Records or Audio Visual Devices concerned.  In each instance, the Dealer Price shall be net of all government duties, sales taxes forming part of such price and the applicable Container Charge.

14.14       “Deliver/Delivery/Delivered”

(1)           In respect of each Recording of Audio Material of the Recording Commitment or in respect of any other Audio Material to which this Agreement may apply these words shall mean actual delivery to the A & R Executive having responsibility for Artist from time to time of all the following items in respect of each mix thereof:

(a)           one finished, fully edited, mixed, equalized and leadered stereo half inch master tape of the applicable Audio Material (identifiably marked up) together with two (2) CDR copies thereof, each and every original session tape, each and every multi-track master (together with tape copies or data files in CDR or other format approved by Company of each session and all final recorded elements recorded on hard drive), each and every non-equalized mix version and all work and/or file copies used during recording and/or mixing together with safety copies of each of the above which copies must be made in a different format to the original (“Delivery Materials”).  The Delivery Materials shall only be deemed to be Delivered hereunder if the Audio Material embodied thereon fulfill all the criteria specified in this Agreement including those set out in sub-clauses 3.6 and 3.7;

(b)           all of the Delivery Materials shall be fully marked showing, inter alia, track sheets, lyrics, charts, recall information, and software versions and hardware used during the recording/mixing process. All multi-tracks must contain tones marked at the front or and thereof;

(c)           further copies of the half inch master tape(s) and CDR copies referred to in (a) above with (at Company’s election) either (i) the lead vocal removed or (ii) the lead vocal diminished in volume or (iii) the backing vocals removed or (iv) the backing vocals diminished in volume, PROVIDED THAT such further copies shall only be required in respect of any Audio Material comprising the “A” side of a Single and any Audio Material included on en Album which prior to completion of recording of the relevant Recording Commitment Album Company has notified Contractor may be released as the “A” side of a Single;

(d)           a list of (and where applicable fully completed Union consent forms and other relevant forms/documentation in respect of including any documentation required in relation to artists rights under the EC Council Directive 92/100/EC (“Rental Directive”)) all featured performers, background vocal performers, instrumental performers and other performers who performed services in connection with the applicable Audio Material and all data required by Company for purposes of CDPA or otherwise;

(e)           fully completed licences and clearances in accordance with clause 15 in respect of all Sampled Recordings and Composition Extracts included in such Audio Material;

(f)            INTENTIONALLY DELETED.

(g)           in the event Company shall so elect in its discretion and without limiting the generality of clause 12 a fully executed valid and binding assignment in such terms as Company may require of all and any rights of Contractor or Artist whatsoever in relation to the applicable Audio Material(s) and the Performances embodied therein.

(2)           In respect of each Recording of Audio Visual Material these words shall mean:

(a)           as to Audio Material embodied in the sound track or tracks of such Audio Visual Materiel (if such Audio Materiel has not then already been Delivered) all the applicable items set forth in sub-clauses 1.14(1)(a) to (g) unless Company in its discretion elects by notice in writing to Contractor to dispense with any such item; end

(b)           as to any and all other Audio Visual Material not subject to (a) above embodied therein delivery of two (2) Digibeta copies of the Audio Visual Material (one (1) original master copy and one (1) protection copy) of suitable technical quality for broadcast throughout the United Kingdom and the USA by standard TV broadcast and the original signed clearances from all Performers other than the Artist whose performances appear in the Audio Visual Material,

In respect of the matters referred to in each of sub-clauses 1 and 2 above in the event that Contractor delivers all of the items specified to Company then Company shall be deemed to have accepted Delivery thereof (and Delivery shall be deemed to have occurred) unless (i) within twenty (20) working days thereof Company has notified Contractor in writing that it does not accept Delivery of the applicable Album or Audio Visual Material (as applicable) or (ii) Company and Contractor mutually agree that Delivery has not occurred.  Notwithstanding the foregoing, Company may at its election accept less than all the items specified above in fulfillment of Delivery of the applicable Audio or Audio Visual Material(s).

Company shall give its reasons for any refusal to regard as Delivered any Audio or Audio Visual Material received from Contractor which Contractor indicates that it wishes to form part of the Recording Commitment.  Company shall not reject Audio Material on artistic grounds if it complies with clause 3.6 below.

14.15       “Electronic Sales” shall mean the sale or rental or on-demand or near on-demand delivery or distribution of Records and/or Audio Visual Devices where the orders for such sales, rentals or distributions are made electronically (directly or indirectly) by the individual consumer and such sales are fulfilled either:

(a)           electronically; or

(b)           by Mail Order Operation

For the purposes hereof, the country of sale of an Electronic Sale fulfilled electronically shall be deemed to be the country in which the relevant sale is delivered to the consumer (to the extent that the same is reasonably identifiable by Company) or, at Company’s election, the country from which the relevant sale is fulfilled.

14.16       “Equivalent Formats” shall mean the off-line Records, in compact disc format or such format as replaces the compact disc as the leading audio format in the USA from time to time, or Audio Visual Devices, in VHS format or such format as replaces VHS as the leading audio visual format in the USA from time to time, which corresponds to the on-line Audio or AudioVisual Material as applicable, or, if none, then a compact disc or VHS (as applicable) in the same price category as the relevant on-line sale.

14.17       “Internet Radio Service” shall mean an on-line streamed broadcasting or simulcasting service, whether free or subscription based, operating across one or more channels, whether genre or artist specific or otherwise and with or without interactive and/or intelligent capabilities.

14.18       “Long Form Video” shall mean Audio Visual Material made or commissioned by Company expressly for the purpose of inclusion in Audio Visual Devices to be offered for sale hereunder and/or in any public performance, diffusion or broadcast by any means including cable, satellite, digital or analogue systems as a separate programme but excluding Audio Visual Material which when made or commissioned by Company is intended first for inclusion in any Video Clip.

14.19       “Mail Order Operation” shall mean the sale or rental of Records and/or Audio Visual Devices where such sales or rentals are ordered and/or fulfilled by means of postage or courier.

14.20       “Material” shall mean all and any Audio Material, Audio Visual Materiel and Supplementary Material.

14.21       “Minor Territories” shall mean Albania, Bulgaria, the Czech Republic, Slovakia, Hungary, Poland, Romania, Latvia, Lithuania, Estonia, Russia and all countries formerly part of the Soviet Union, Yugoslavia and all countries formerly part of Yugoslavia, China, India, Pakistan, Saudi Arabia, Iran, Iraq, Syria, Lebanon, Kuwait, Jordan and all countries of Africa (excluding South Africa).

14.22       “Mutually Agreed” shall mean agreed between Contractor (or Contractor’s Authorised Representative) and Company, such agreement not to. be unreasonably withheld or delayed by either party and with both parties acting in good faith with a view to seeking such agreement.  Company (acting reasonably) may decide any matter required to be Mutually Agreed hereunder after the expiry of the Term or in the event that Contractor or Contractor’s Authorised Representative is not available to agree such matter (Company having made reasonable efforts to locate Contractor or Contractor’s Authorised Representative with a view to securing Contractor’s agreement), or in the event that Contractor and Company are unable to reach agreement with respect to such matter.

14.23       “New Technology Records” shall mean Records in any form which is not generally available on sale at the date hereof and including without prejudice to the generality of the foregoing digital audio tape or DAT, mini disc, digital compact cassette, DVD Audio and Super Audio CD.

14.24       “Non-Musical Recordings” shall mean camcorder or other video footage of Artist’s rehearsals, recording sessions or live appearances containing no Performances; interviews, chats and competitions featuring or conducted with the participation of the Artist; any other recordings featuring Artist or other materials, footage, information, data or news created by or relating to Artist but not containing any Performances. To the extent that any Non-Musical Recordings are commissioned by or delivered to Company, the same shall be deemed to comprise Material hereunder.

14.25       “Performance” and “Perform” shall mean Artist’s rendition of services in the performing of musical works and/or lyrics and/or any series of musical sounds in combination or otherwise either alone or with others.

14.26       “Producer” shall mean any person other than the Artist who is to receive any payment or acknowledgement for services in connection with the production engineering mixing or remixing of Audio Material.

14.27       The noun “Record” shall mean a reproduction of Audio Material in any form now or later developed (including but not limited to discs and tapes) in which sounds alone excluding visual images (other than technical data such as credits or lyrics) can be perceived reproduced or otherwise communicated directly and/or with the aid of a machine or other device. Notwithstanding the foregoing, subject to the provisions of sub-clause 7.13 below, the formats known as “CD Plus”, “CD +” or “CD Extra” shall be deemed to be Records for the purposes hereof.  For the avoidance of doubt, the noun “record” shall mean a reproduction of sound recording(s) in any form now or later developed (including but not limited to discs and tapes) in which sounds alone excluding visual images (other than technical data such as credits or lyrics) can be perceived reproduced or otherwise communicated directly and/or with the aid of a machine or other device.

14.28       “Recording” shall mean any Performances of the Artist recorded in whatever medium and whether stored permanently, temporarily or ephemerally including but not limited to Material.

14.29       “Recording Commitment” shall mean the minimum quantity of Audio Material required to be Delivered to Company during the relevant Contract Period. Such Audio Material shall be sufficient to comprise:

(a)           during the First Contract Period one (1) Album in respect of which the track listing and sequencing has been finalised in accordance with the terms hereof (the “First Album”);

(b)           during each Contract Period after the First Contract Period one (1) Album in respect of which the track listing and sequencing has been finalised in accordance with the terms hereof (the “Second Album” et seq as applicable).

14.30       “Recording Commitment Album” shall mean an Album forming part of the Recording Commitment.

14.31       “Recording Costs” shall mean all costs and charges generally recognised as recording costs in the record industry which are incurred in respect of the recording of Audio Material hereunder including all costs of recording, mixing and remixing, sequencing, dubbing, editing, digitising or format conversion (PROVIDED THAT Company shall only be entitled to recoup one set of format conversion costs per Record per format), DVD authoring (save in connection with the creation of DVD Videos where the applicable costs shall be deemed part of the applicable budget and recouped accordingly) and 5.1 remixing, the creation of enhanced formats (e.g. CD-Plus), mastering and re-mastering and any costs of cutting of lacquers and production masters Provided that fifty per cent (50%) per Track of mastering and cutting costs in respect of any Record released by Company in the USA shall be non-recoupable and non-deductible and shall not fall within this definition; and the advances, fees and expenses of producers, engineers, mixers and remixers, musicians, vocalists, arrangers, copyists and conductors; and all studio charges, porterage, instrument and equipment rentals and purchases; and all costs for arrangements, orchestrations and copying; and all union scale payments due to all persons who render performances or services in connection with recording sessions (and all taxes required to be paid thereon if not recovered by Company), and all fee-based amounts payable pursuant to any collective bargaining agreement between Company and any union representing persons who render performances or services in connection with recording sessions; and all travel and living expenses (if any) required for session participants and others (including Artist).

14.32       “Records Sold” shall mean Records shipped or otherwise distributed for sale in respect of which Company is paid in the USA or in such other country as Company may request that third parties remit funds due to Company (“Alternative Country”) (or for which Company receives a credit in the USA (or in an Alternative Country) against a previously paid advance) and which are not returned or exchanged (such returned or exchanged Records shall include but not be limited to “one hundred per cent return or exchange” returns, privileged returns, defective merchandise, credits, errors in billing and errors in shipment). For the purposes of this paragraph:

(a)           in the event that Records hereunder (excluding Electronic Sales) are shipped for sale at a discounted price or subject to any special merchandising plan the number of such Records deemed to have been shipped shall be determined by reducing the number of Records shipped by the percentage of discount granted or the percentage deduction provided under such merchandising plan as the case may be;

(b)           in the event that a discount is granted in the form of so-called “free” or “bonus” Records such Records shall be deemed not to be included in the number of Records Sold;

(c)           Records Sold shall be deemed not to include so called “free” or “bonus” or “dividend” Records distributed by Mail Order Operations, through record clubs or similar means or any Records Sold by any record club at concessionary rates and claimed as part of a “free goods allowance”;

(d)           in the event that Records which have been shipped for sale at a discounted Dealer Price or subject to a merchandising plan or in respect of which a discount has been granted in the form of “free” or “bonus” Records are returned then the number of such Records deemed to have been returned shall be determined by reducing the number of Records returned by the percentage of discount (however granted) in effect under that discount or the percentage reduction employed in such merchandising plan applicable to such Records at the time of such return.

14.33       “Royalty Base Price” shall mean the Dealer Price of the applicable Records and Audio Visual Devices (or the relevant Equivalent Formats) provided that in respect of Electronic Sales and sales through Mail Order Operations, the Royalty Base Price shall be deemed to be Company’s Receipts in respect of such sales/rental.

14.34       “the Royalty” shall mean the total of any and all royalties and flat fee income whenever payable by Company to Contractor which shall be inclusive of any royalty payable to any third party in respect of the exploitation of Material (excluding only mechanical copyright royalty).

1.34A      “the Series” shall mean the first series of “Pop Idol” to be transmitted on television in the USA together with any related programmes.

14.35       “Single” shall mean a compact digital audio disc Record containing no fewer than two (2) nor more than four (4) Tracks and/or the analogue tape cassette and/or New Technology Record and/or seven inch (45rpm) vinyl Record and/or twelve inch (45 or 33rpm) vinyl Record equivalents thereof.

14.36       “Standard Packaging” shall mean:

(a)           in respect of vinyl Singles, vinyl Albums and twelve inch laser discs, a four standard colour sleeve with or without a white inner;

(b)           in respect of compact discs and any other form of laser disc other than a twelve inch laser disc, a four standard colour stitched booklet of not more than eight (8) pages up to two (2) colours printed on the disc, a clear tray and a printed back inlay of up to four (4) colours (“the Basic Format”) or any variation of the foregoing elements provided always that the total cost to Company shall not exceed the cost of the Basic Format;

(c)           in respect of an audio cassette, a four standard colour inlay card with three fold-outs;

(d)           in respect of video cassettes, a single page four standard colour insert.

14.37       “Supplementary Material” shall mean any Recordings by or other recordings of Artist made hereunder or delivered to Company during the Term hereof which do not contain Audio Material and/or Audio Visual Material and are intended primarily to support the off-line release of Recordings by Artist.

14.38       “Term” shall mean a period commencing on the date hereof and continuing for one Contract Period (“First Contract Period”) together with any additional Contract Period(s) hereinafter set forth in respect of which Company exercises its option.  Company shall have the following separate irrevocable options to extend the Term:

(a)           in the First Contract Period by a further Contract Period (“the Second Contract Period”); and

(b)           in the Second Contract Period by a further Contract Period (“the Third Contract Period”); and

(c)           in the Third Contract Period by a further Contract Period (“the Fourth Contract Period”); and

(d)           in the Fourth Contract Period by a further Contract Period (“the Fifth Contract Period”).

Each such option to extend the Term shall be exercisable by notice in writing given by Company to Contractor prior to or on the date of the expiry of the then current Contract Period.  Each Contract Period (if any) after the First Contract Period shall commence on the expiry of the preceding Contract Period.

14.39       “Territory” shall mean the World and the Solar System.

14.40       “Title” shall mean a musical composition with or without lyrics performed or to be performed by Artist.

14.41       “Track” shall mean Audio Material comprising one separate and distinct Title of not less than three (3) minutes nor more than six (6) minutes of playing time.

14.42.1    “United Kingdom” or “UK” shall mean the United Kingdom of Great Britain and Northern Ireland, Eire, the Isle of Man and the Channel Islands.

14.42.2    “USA” shall mean the United States of America and its territories and possessions.

14.43       “Video Clips” shall mean Audio Visual Material made or commissioned by Company as an audio visual representation of and/or accompaniment for any Audio Material intended by Company to be embodied on Records for release hereunder as the “A” side of a Single.

14.44       “Webcast” shall mean an audio or audio-visual Internet broadcast whether streamed live, near-live or archived comprising one (1) or more of Artist’s discrete live concert Performances.

14.45       “Major Territories” shall mean UK, Canada, Germany, France, Italy, Spain, Australia and Japan.

References to Clauses and Schedules are unless otherwise stated references to clauses of and Schedules to this Agreement and such Schedules (if any) form part of this Agreement and have the same form and effect as if expressly set out in the body of this Agreement

15.           RECORDING SERVICES

15.1         Save as permitted pursuant to Clause 13 below, Contractor shall procure that Artist shall during the Term and throughout the Territory make, authorise and/or permit the making of Recordings exclusively for Company.

15.2         Contractor shall:

(a)           Deliver to Company the Recording Commitment for each Contract Period during such Contract Period; and

(b)           use Contractor’s reasonable endeavours to ensure that the Recording Commitment for each Contract Period is Delivered to Company within six (6) months of the commencement thereof.

16.           RECORDING COMMITMENT

16.1         In respect of each Recording Commitment Album, the following provisions shall apply:-

(a)           For the First Album, Contractor shall make the arrangements for the recording of ten (10) Titles selected by Contractor and notified to Company prior to recording and otherwise subject always to all applicable provisions contained in this Agreement (including but not limited to Clause 4 below) (“Contractor Tracks”).

(b)           For the First Album, Company shall make the arrangements for the recording of ten (10) Titles selected by Company and otherwise subject always to all applicable provisions contained in this Agreement (including but not limited to Clause 4 below) (“Company Tracks”).

(c)           For the Second and each subsequent Recording Commitment Album the Titles to be recorded will be mutually agreed between Contractor and Company.

(d)           The identity of Producers and Audio Material shall be mutually agreed (PROVIDED ALWAYS THAT a total of not less than twenty (20) Titles shall be so mutually agreed). The following Producers shall be deemed mutually agreed for the First Album hereunder: Absolute, Stannard & Gallagher, Simon Franglen, Rose & Foster, David Eriksen, Cathy Dennis, Tim Laws, Simon Ellis, Toddy, Jewels & Stone, Steve & Pete Lewinson, Oskar Paul, Stargate, Waterfall, True North, Steelworks, Yak Bondy, Stephen Lipson, Per Magnusson, David Kreuger, Jorgen Elofsson, Steve Mac, Pete Waterman [other producers nominated by US Designee to be added as agreed].

(e)           Company and Contractor shall mutually agree the choice of Tracks to be incorporated on to each Recording Commitment Album hereunder. In the event that Company and Contractor are unable to mutually agree the Tracks in respect of any one Album within thirty (30) days of Delivery to Company of all of the Contractor Tracks and the Company Tracks, then Company and Contractor shall mutually agree the total number of Tracks to be incorporated onto such Album and each party shall designate fifty per cent 150%) of the Tracks to be incorporated thereon,

(f)            Company shall engage all producers, mixers and remixers upon terms mutually agreed between Contractor and Company. [Mixer and remixer terms shall be mutually agreed but shall be deemed mutually agreed in respect of any mixers/remixer engaged by

Company for Tracks on the First Album in the event that (i) the applicable royalty is one per cent (1%) on a dealer price basis or less and (ii) the total producer/mixer/remixer royalty on each applicable Track does not exceed five per cent (5%). Notwithstanding anything to the contrary contained in this Agreement, up to three (3) remixes per Album each of which costs fifteen thousand pounds (£15,000) or less shall be deemed mutually agreed.

16.2         For the First Album the studios to be used for recording, mixing and mastering the Contractor Tracks shall be designated by Contractor; the studios to be used for recording, mixing and mastering the Company Tracks shall be designated by Company. Save as aforesaid, the selection of Titles, identity of Producers and the studios to be used for recording and mixing of Audio Material shall be mutually agreed, and the studios to be used for mastering sessions of Audio Material shall be selected by Company in consultation with Contractor and with due consideration of Contractor’s reasonable wishes. Company shall have the right to have such A & R executive of Company as shall from time to time have primary responsibility for Artist attend any and all recording sessions hereunder. Contractor shall have the right to have Simon Fuller attend any and all recording sessions for the Company Tracks.

16.3         Upon Company’s request and subject to Contractor’s Consent, Contractor shall procure that Artist shall render such performances as will enable Company to make a reasonable amount of Supplementary Material and a reasonable number of foreign language versions of Audio Material made hereunder.  The Audio Material of those versions will not count towards the Audio Material required to fulfil the Recording Commitment.  The costs incurred in making Supplementary Material pursuant to this sub-clause 3.3 and the said foreign language versions shall be recoupable from the Royalty.

16.4         Upon Company’s request Contractor shall procure that Artist shall render such additional Performances as will enable Company in each Contract Period to make up to three (3) additional Tracks to be incorporated as the ‘B’ sides of Singles the ‘A’ sides or lead Tracks of which incorporate Tracks made hereunder.  Such additional Tracks will not count towards the Audio Material required to fulfil the Recording Commitment. Contractor shall deliver, and if so required shall procure that Artist shall render additional Performances in order to enable Contractor to deliver, such additional mixes of Audio Material Delivered hereunder as Company shall reasonably require for bona fide marketing purposes subject to a maximum of three (3) per Single.  In the event that Contractor fails to deliver such mixes in respect of Contractor Tracks within thirty (30) days of Company’s written request therefor, then notwithstanding anything to the contrary contained herein, Company shall following the expiry of such thirty (30) day period Company shall be entitled to commission such mixes.  The Recording Costs in respect of any such additional mixes shall be fully recoupable from the Royalty.

16.5.1      Without limiting Company’s rights generally hereunder Company shall be at liberty notwithstanding any provision to the contrary herein (but shall not be obliged hereunder) to compile and release so-called Greatest Hits or Best Of Album Records of Audio Material hereunder (“Greatest Hits Album(s)”) once during the Term and once thereafter.

16.5.2      In relation to any Greatest Hits Album to be first released during the Term Contractor shall if so requested by Company procure that Artist shall record and shall Deliver Audio Material sufficient to comprise up to two (2) Tracks additional to the applicable Recording Commitment (“Bonus Tracks”). The Recording Budget for such Bonus Tracks shall be mutually agreed pursuant to sub-clause 4.1 below.  The amounts so designated shall to the extent paid or incurred by Company be additional advances recoupable from the Royalty.

16.6         Artist’s Performances of Audio Material hereunder shall be reasonably consistent in concept and style allowing for genuine artistic development of Artist in Company’s reasonable opinion) and the lyrical content thereof shall be Performed in the English language.  For the purposes of the fulfilment of the Recording Commitment (a) any multiple Album recorded hereunder shall be deemed a single Album (b) any Audio Material shall comprise audio only Performances of Titles previously unreleased by Artist, rendered by Artist in a recording studio and substantially recorded during the applicable Contract Period.

16.7         The making of Audio Material hereunder shall not be deemed to have been completed and such Audio Material shall not count towards the Recording Commitment and the Recording Commitment shall not be deemed to have been fulfilled unless such Audio Material is in the reasonable opinion of Company technically satisfactory for the purpose of making Records therefrom.  Company may require that such Audio Material be re-recorded in accordance with the terms hereof in order to obtain Audio Material which is technically satisfactory to Company as aforesaid.

16.8         Company shall use its reasonable endeavours (to the extent that it is commercially appropriate to do so in the circumstances) to enable Contractor to fulfil the Recording Commitment.

16.9         “Live” performances, multiple Albums spoken word Material, instrumental Performances without vocal Performances and Audio Visual Material shall not count towards the Recording Commitment without Company’s prior written consent.

17.           RECORDING COSTS

17.1         The budget for the Recording Costs to be incurred in respect of any Audio Material including for avoidance of doubt in respect of any remixes, enhanced formats and special effects (e.g. for a so-called hidden track) (“the Recording Budget”) shall be Mutually Agreed and shall be sufficient to enable Artist (acting reasonably) to record the applicable Recording Commitment and shall include a ten per cent (10%) contingency. For the First Album (only), a Recording Budget of twenty-five thousand pounds (£25,000) per Track is confirmed as Mutually Agreed.  A copy of each Recording Budget shall after being Mutually Agreed be made available by Company to the Authorised Representative PROVIDED THAT inadvertent failure to do so shall not constitute a breach of this Agreement. Company shall pay the Recording Costs in connection with the making of Audio Material up to the relevant Recording Budget.  An amount equal to all such Recording Costs shall be treated as a non-returnable advance recoupable from the Royalty. If the Recording Budget is exceeded by reason of Contractor’s and/or Artist’s wilful or negligent act or default then Company may deduct an amount equal to any such excess Recording Costs paid by Company from any sums due and becoming due to Contractor hereunder.

17.2         Company shall have no obligation to continue or permit the continuation of any recording if Company reasonably anticipates that the Recording Commitment will not be completed or fulfilled within 110% of the Recording Budget due to any Producer’s or to Contractor’s or Artist’s negligence or default.

17.3         Contractor shall not and Contractor shall procure that Artist shall not incur nor purport to incur any costs on behalf of Company without Company’s specific prior written approval.

17.4         INTENTIONALLY DELETED.

18.           RELEASE COMMITMENT

18.1.1      If the Recording Commitment Album for a Contract Period has been Delivered and Company has not released such Album in the USA within five (5) months (excluding December if the said five (5) month period would otherwise have expired in December) after Delivery thereof then Contractor shall be entitled as Contractor’s sole remedy to serve notice on Company specifically referring to this Clause 5.1.1 requesting that such Album be released in the USA within the period of sixty (60) days (excluding December) following receipt by Company of such notice (“Release Notice”). It shall be a condition precedent of Contractor’s entitlement to rely on the provisions of this clause that all consents and/or other approvals shall have been given by Contractor in respect of all relevant matters in relation to Company’s entitlement to release such Album for which it is required not less than forty-five (45) days prior to service by Contractor of the applicable Release Notice.

18.1.2      Failing such release within such sixty (60) day period Contractor may serve further notice on Company which notice shall if specifically referring to this sub-clause 5.1.2 and if duly received within thirty (30) days promptly following such sixty (60) day period be effective as Contractor’s sole remedy to:

(a)           terminate the Term; and

(b)           to require Company to re-assign to Contractor the copyright and all other rights vested in Company (but subject to any applicable third party rights and excluding any territory or territories where the applicable Album has been released by one of Company’s licensees) in all Audio Material (and all Audio-Visual Material) made and delivered in respect of the applicable unreleased Recording Commitment Album and associated Singles in consideration of which Contractor shall either (at Contractor’s election, which shall be notified in writing to Company when serving the notice referred to at line 2 of this sub-clause 5.1.2) repay to Company within seven (7) working days of such notice the full amount of all costs incurred by Company in creating such Material which have not at that date previously been recouped from the Royalty, or alternatively pay to Company in perpetuity a fraction (the numerator of which shall be four (4) and the denominator of which shall be the gross royalty payable to Contractor by the applicable third party) of all third party advances (excluding such element of such advances as are expended on recording costs) received by Contractor in respect thereof and a royalty payable from record one (subject to recoupment of the advance paid to Company) of four per cent (4%) of the Royalty Base Price as calculated herein on all worldwide exploitation of the applicable Material plus all applicable Producer and third party royalties and a pro rate share of all flat fee income derived worldwide in perpetuity therefrom.

For avoidance of doubt in the event that such Album is released at any time prior to receipt of such further notice then such further notice shall be of no effect.

18.2         If the Recording Commitment Album for a Contract Period has been Delivered and Company has not released such Album in the United Kingdom and/or Germany and/or France and/or Italy and/or Spain and/or Australia and/or Japan and/or Canada (provided the relevant country is part of the Territory) within six (6) months (excluding December if the said six (6) month period would otherwise have expired in December) following release of such Album in the USA then Contractor shall be entitled as Contractor’s sole remedy to serve notice on Company specifically referring to this sub-clause 5.2 requesting that such Album be released in the applicable country of the Territory within the period of sixty (60) days (excluding December if the period of sixty (60) days would otherwise have expired in December) following receipt by Company of such notice. Failing such release within such sixty (60) day cure period Contractor may serve further notice on Company which notice shall if specifically referring to this sub-clause 5.3 and if duly received within thirty (30) days following such sixty (60) day cure period be effective as Contractor’s sole remedy to require Company to license such Album in the relevant country(ies) to a third party nominated by Contractor and approved by Company (such approval not to be unreasonably withheld or delayed) on terms and conditions to be mutually agreed following receipt by Company of such notice.  For avoidance of doubt in the event that such Album is released in the relevant countries at any time prior to receipt of such further notice then such further notice shall be of no effect.

18.3         In the event Long Form Video Material is made or commissioned by Company and has been Delivered then if Company has not released an Audio Visual Device embodying such Long Form Video Material in the USA within six (6) months (excluding December if the period of six (6) months would otherwise have expired in December) after Delivery thereof then Contractor shall be entitled as Contractor’s sole remedy to serve notice on Company specifically referring to this sub-clause 5.3 requesting that such Long Form Video Material be released in the USA within the period of sixty (60) days (excluding August, November and December) following receipt by Company of such notice. Failing such release within such sixty (60) day period Contractor may serve further notice on Company which notice shall if specifically referring to this sub-clause 5.3 and if duly received promptly following such sixty (60) day period be effective as Contractor’s sole remedy to require Company to license such Long Form Video Material in the USA to a third party nominated by Contractor and approved by Company (such approval not to be unreasonably withheld or delayed) on terms and conditions to be mutually agreed following receipt by Company of such notice. For avoidance of doubt in the event that such Long Form Video Material (as applicable) is released at any time prior to receipt of such further notice then such further notice shall be of no effect.

18.4         Company shall be entitled in respect of any licence to a third party issued pursuant to sub-clauses 5.2 and/or 5.3 above to receive twenty per cent (20%) of any advance paid by such third party in respect of the rights granted together with a royalty of twenty per cent (20%) of the royalty payable to Contractor by the third party in respect of such Records or Audio Visual Devices Sold pursuant to such licence.  Company shall not be required to credit to Contractor’s applicable royalty balance hereunder Company’s share of such royalties received from such third party in respect of the relevant Album or Audio Visual Device.

18.5         Notwithstanding anything contained herein to the contrary, in the event that Company has made available for exploitation by way of Electronic Sales via the Internet sound files comprising the Audio Material contained on any Recording Commitment Album (PROVIDED ALWAYS THAT electronic sales have at the relevant date achieved a market penetration in the applicable territory by reference to official published industry statistics of fifteen per cent (15%) or more). Company shall be deemed by such action to have complied with its obligations to release such Album pursuant to this clause 5.

19.           ADVANCES

19.1.1      Save as otherwise herein provided in sub-clause 22.4 below Company shall pay Contractor the following sums by way of non-returnable advances against and recoupable from the Royalty:

(a)           in respect of the First Contract Period the following:-

(i)        two hundred and fifty thousand pounds (£250,000) within seven (7) working days of the later of (i) signature hereof and (ii) delivery to Company of an inducement letter executed by Artist in the form attached;

(ii)       two hundred and fifty thousand pounds (£250,000) within seven (7) working days of the later of (i) Delivery to Company of the Recording Commitment for the First Contract Period and (ii) delivery to Company of an inducement letter executed by Artist in the form approved by Company;

(b)           subject to the minimum and maximum figures specified in sub-clause (c) below, the advance payable in subsequent Contract Periods shall be determined by reference to Contractor’s share (net of third party royalties) (“Share”) of the accrued royalty earnings as at the date twelve (12) months after the initial USA release of the Recording Commitment Album last delivered to Company (“the Date”).  Such advance shall equal seventy per cent (70%) of the Share of the total accrued royalties net of reserves in respect of Records Sold at full price of such Album as shown on the last accounting statement submitted by Company to Contractor prior to the Date and taking into account pipeline royalties (being the Share of royalties net of reserves held by Company in the USA and in Major Territories but not yet accounted to Contractor in respect of Records Sold in the USA and by Company or Company’s licensees in Major Territories) as at the Date in respect of such Album.

(c)           The total advance payment due in each Contract Period other than the First Contract Period shall be governed by the maximum and minimum figures as set out below:

(i)        A minimum of four hundred thousand pounds (£400,000) and a maximum of eight hundred thousand pounds (£800,000) in respect of the Second Contract Period

(ii)       A minimum of five hundred thousand pounds (£500,000) and a maximum of one million pounds (£1,000,000) in respect of the Third Contract Period

(iii)      A minimum of five hundred and fifty thousand pounds (£550,000) and a maximum of one million one hundred thousand pounds (£1,100,000) in respect of the Fourth Contract Period

(iv)      A minimum of seven hundred thousand pounds (£700,000) and a maximum of one million four hundred thousand pounds (£1,400,000) in respect of the Fifth Contract Period.

19.1.2      SAVE in respect of the advances payable in the First Contract Period the advances set out above shall be paid as follows:

(a)           one third (1/3rd) of the minimum advance due within seven (7) working days of commencement of the applicable Contract Period; and

(b)           one third (1/3rd) of the minimum advance due within seven (7) working days of bona fide commencement of recording of the Recording Commitment Album due in the applicable Contract Period (for the purposes hereof recording of the relevant Recording Commitment Album shall only be deemed to have commenced if (in accordance with the provisions of sub-clauses 3.1, 3.2, 3.6 and 3.9 hereof) recording of at least three (3) Tracks intended by Contractor and Company to form part of such Recording Commitment Album, in respect of which all relevant matters hereunder have been agreed, has commenced); and

(c)           the remaining balance within seven (7) working days following the Delivery of the Recording Commitment due in such Contract Period;

In the event that bona fide commencement of recording pursuant to sub-clause (b) above occurs after the relevant Date for calculation, the payment made to Contractor pursuant to sub-clause (b) above shall be equivalent to two-thirds of the actual advance due as calculated pursuant to sub-clause 6.1.1 (b) and (c) above less the payment made pursuant to sub-clause (a) above. In the event that Delivery of the applicable Recording Commitment occurs prior to the relevant Date for calculation, the payment made pursuant to sub-clause (c) above shall consist of one third (1/3rd) of the minimum advance due, and the remaining balance due (if any) shall be paid within seven (7) working days following the applicable Date).

19.1.3      Any advances paid prior to the dates upon which they are due shall constitute due payment thereof by Company for the purposes hereof but such advances shall not be pre-paid without Contractor’s consent.

19.2         No advances shall be payable hereunder other than as specified above or below.

19.3         In respect of a Greatest Hits Album released during the Term or within six (6) months thereafter, Company shall pay Contractor an advance exclusive of Recording Costs of five hundred thousand pounds (£500,000) less any unrecouped balance unrecouped on Contractor’s royalty account but subject to a minimum figure of one hundred thousand pounds (£100,000) in any event.  Such advance, if any, shall be payable on release of such Greatest Hits Album.

19.4         INTENTIONALLY DELETED.

19.5         INTENTIONALLY DELETED.

19.6         Contractor undertakes that subject to Artist complying with the provisions of the agreement between Contractor and Artist, Contractor shall pay through to Artist not less than fifty per cent (50%) of each and every advance received by Contractor from Company pursuant to sub-clauses 6.1.1 and/or 6.3 above.

20.           ROYALTIES

20.1         In consideration of the services rendered and procured and rights granted by Contractor hereunder Company shall accrue to the credit of Contractor a royalty in respect of one hundred per cent (100%) of Records Sold by Company or its licensees.  Subject as herein provided such royalty shall be calculated on the Royalty Base Price of the relevant Record and shall as set forth herein be inclusive of all royalties to any Producer or other third party (excluding only mechanical copyright royalties) and shall be at a rate determined according to the country of retail sale, the Contract Period of release, and the nature and configuration of the applicable Record in accordance with the following table:

COUNTRY OF SALE

		Major
	USA	TERRITORIES	ROW
Albums	25%	24%	24%

Records other than Albums released during the First Contract Period	19%	17%	16%

Records other than Albums released during subsequent Contract Periods	19%	17.5%	16.5%

PROVIDED THAT on an Album by Album basis, in the event that the number of Records Sold during the Term of any Recording Commitment Album throughout the world exceeds one million (1,000,000), then the royalty rate in respect of Records Sold of such Album in excess of one million (1,000,000) shall increase by one per cent (1%) in every territory.

For the purposes of the foregoing escalation, reference to Records Sold shall be deemed to refer to Records Sold at full price through normal retail outlets only,

and also Records Sold embodying Electronic Sales at full price made in territories in which electronic sales have at the relevant date achieved a market penetration, by reference to official published industry statistics, of fifteen per cent (15%) or more.

20.2         Royalties on Records Sold outside the USA shall be computed in the national currency in which Company or its licensee is accounted to at the rate of exchange in effect at the time of payment to Company as reflected in the books of Company. In respect of any of Company’s licensees which are owned by Bertelsmann AG (“Company’s Licensed Affiliates”), Company shall procure that such licensees are obliged to render accountings to Company in respect of Records Sold no less frequently that twice in each calendar year.  If Company is paid for Records Sold outside the USA, and Company cannot legally remit such payment to the USA, then (in the event that royalties would be payable to Contractor if such payment were remitted) Company shall notify Contractor in writing and at Contractor’s election and expense Company shall deposit the royalties payable to Contractor with respect to such Records Sold in the currency and in the country in which Company receives payment therefor.  Such deposit and notice to Contractor shall discharge Company of the royalty obligation for Records Sold to which such royalties are applicable.  If the laws of any country require taxes on such remittances to be withheld at source then the royalties that accrue to Contractor shall be reduced proportionately unless and until Company receives a credit in the USA in respect of such withholdings.  Company shall if possible supply a tax deduction certificate to Contractor in respect of any taxes withheld and shall give Contractor reasonable assistance to attempt to claim repayment. Company shall use its reasonable endeavours to complete and submit appropriate double taxation exemption claim forms in respect of payments to Company in the USA.  If Company receives a tax credit in the USA in respect of Contractor’s share of royalties due to Company but withheld pursuant to the above Company shall credit Contractor’s royalty account with the appropriate portion of such tax credit.

20.3         If the royalty which Company receives is under the foreign exchange remittance regulations of any country restricted to a royalty which is equal to or less than the aggregate of Contractor’s applicable royalty rate pursuant to this clause 7 and four per cent (4%) of the Royalty Base Price, then such royalty up to a maximum of eight per cent (8%) of the Royalty Base Price shall be divided equally between Contractor and Company and after such division any royalty in excess of eight per cent (8%) of the Royalty Base Price shall accrue to Contractor. Contractor’s share of such royalty receipts shall be in place of the otherwise applicable royalty rate.

20.4.1      In respect of Records Sold by Company or its licensees in the following categories the Royalty shall be at one-half (1/2) of the applicable rate and calculated in accordance with the royalty calculation provisions of this Agreement unless otherwise stated:

(a)           budget price Records (being Records the Dealer Price of which is equal to or less than sixty-five per cent (65%) of Company’s or its licensee’s Dealer Price for Records sold on its full price line label);

(b)           sales to or through record clubs (excluding Electronic Sales) and/or sales for rental (excluding Electronic Sales) (where the Royalty Base Price shall be the price upon which royalties to Company are calculated);

(c)           sales by or through Mail Order Operations (excluding Electronic Sales);

(d)           INTENTIONALLY DELETED;

(e)           so-called soundtrack Records released by third parties (PROVIDED THAT Company shall at its election be entitled to apply either the reduced rate hereunder or to account in respect of such Records pursuant to sub-clause 7.6 below);

(f)            sales through P.X outlets;

(g)           educational sales, governmental sales and sales to libraries;

(h)           Records Sold in the Minor Territories;

(i)            INTENTIONALLY DELETED.

20.4.2      In respect of Records Sold by Company or its licensees in the following categories the Royalty shall be at the following proportions of the otherwise applicable rate and calculated in accordance with the royalty calculation provisions of this Agreement unless otherwise stated:

(a)           INTENTIONALLY DELETED;

(b)           New Technology Records:  eighty per cent (80%) of the otherwise applicable rate PROVIDED THAT in the event that any particular format of New Technology Record achieves a market penetration in any territory of fifteen per cent (15%) or more by reference to statistics published by the BPI or the equivalent body in the applicable territory, the said eighty per cent (80%) rate shall in respect solely of that particular format be increased to one hundred per cent (100%) but only with effect from sales in that territory which take place in the accounting period which commences after the date upon which such market penetration has been achieved.;

(c)           Compilation Albums which are released by Company or as part of its joint venture arrangements or by an affiliate of Company - three quarters (3/4) of the otherwise applicable rate;

(d)           Compilation Albums which are released by third parties - two thirds (2/3) of the otherwise applicable rate.

(e)           Mid-price Records (being Records the Dealer Price of which is equal to or less than eighty per cent (80%) but more than sixty-five per cent (65%) of Company’s or its licensees Dealer Price for Records sold on its full price line label — two thirds (2/3rds) of the otherwise applicable rate.

(f)            So-called soundtrack Records released by Company or one of Company’s licensed affiliates within the BMG Group - two thirds (2/3) of the otherwise applicable rate.

(g)           Records sold as Singles in the USA at a discount of thirty-five per cent (35%) or more, but less than fifty per cent (50%), from Company’s Dealer Price - two thirds (2/3) of the otherwise applicable rate.

7.4.2A     The excess costs of any packaging other than Standard Packaging used on Records and/or Audio-Visual Devices hereunder (which such excess costs shall be subject to Contractor’s consent not to be unreasonably withheld or delayed) shall be recoupable from the Royalty.

20.4.3      For the avoidance of doubt no more than one of the provisions of sub-clauses 7.4.1 and/or 7.4.2 shall be applied when accounting to Contractor for any Record Sold and no Record Sold to which either such sub-clause applies shall count towards the total of Records Sold required to cause any increase in royalty rates set forth in this Agreement as the same may be amended.

20.5.1      In respect of Records Sold by Company or its licensees the marketing of which is supported by a major advertising campaign on radio and/or television in recognition that the cost of marketing the sale of Records hereunder by such means will be a speculative venture, it is agreed that the Royalty shall be at fifty per cent (50%) of the otherwise applicable rate in respect thereof.  The half-rate reduction referred to in this sub-clause 7.5.1 shall be limited in application to Records Sold in the accounting period in which the sell-in period prior to the campaign occurs, in the accounting period(s) in which the campaign is conducted and in the next two accounting periods thereafter.  The half rate reduction shall cease when the amount retained by the Company equals 50% of the cost of the radio or TV campaign concerned (including the cost of producing the advertisements).

20.5.2      Contractor agrees that if Company releases Albums hereunder in conjunction with television and/or radio advertising campaigns in the following countries the following terms will apply in place of sub-clause 7.5.1:-

(a)           if the TV spend (including the production costs of the applicable advertisement) in the USA for each such Album is in excess of one hundred and fifty thousand US dollars ($150,000), fifty per cent (50%) of the TV spend in the USA shall be treated as an advance recoupable from the Royalty (it being acknowledged and agreed that Company dollars ($600,000) on TV advertising any one Album in the USA without Contractor’s consent, not to be unreasonably withheld or delayed);

(b)           if the radio spend (including the production costs of the applicable advertisement) in the USA for each such Album is in excess of seventyfive thousand dollars ($75,000) fifty per cent (50%) of the radio spend in the USA shall be treated as an advance recoupable from the Royalty;

(c)           if the TV and/or radio spend (including the production costs of the applicable advertisement) is in excess of the following minimum TV spends (including in each case the production costs of the relevant advertisement(s)) in the following countries, the royalty payable to Contractor on Records Sold in the relevant country shall be reduced by the amount of any royalty reduction in BMG’s inter-Company royalty agreed between Company and the applicable licensee until such time as 50% of the TV/radio spend in the country concerned has been recovered from the royalty retained by Company on the Album the subject of the TV/radio advertising campaign and PROVIDED THAT Contractor’s royalty rate shall in no event be reduced to more than fifty per cent (50%) of the otherwise applicable rate and FURTHER PROVIDED THAT TV/radio spends in the following countries in respect of which Company wishes to apply the foregoing royalty reduction shall require Contractor’s prior consent, not to be unreasonably withheld or delayed, in the event that the applicable spends exceed the applicable maximum TV/radio spends (including in each case the production costs of the relevant advertisement(s)):-

Minimum TV Spend		Minimum Radio Spend		Maximum TV Spend		Maximum Radio Spend		Country
US$	30,000	US$	15,000	US$	120,000	US$	60,000	Australia
US$	50,000	US$	25,000	US$	200,000	US$	100,000	Belgium
US$	30,000	US$	15,000	US$	120,000	US$	60,000	Brazil
US$	50,000	US$	25,000	US$	200,000	US$	100,000	Canada
US$	30,000	US$	15,000	US$	120,000	US$	60,000	Denmark
US$	75,000	US$	37,500	US$	300,000	US$	150,000	France
US$	60,000	US$	30,000	US$	240,000	US$	120,000	Germany

Minimum TV Spend		Minimum Radio Spend		Maximum TV Spend		Maximum Radio Spend		Country
US$	US45,000	US$	US22,500	US$	US180,000	US$	US90,000	Holland
US$	US60,000	US$	US30,000	US$	US240,000	US$	US120,000	Italy
US$	US45,000	US$	US22,500	US$	US180,000	US$	US90,000	Japan
US$	US15,000	US$	US7,500	US$	US60,000	US$	US30,000	New Zealand
US$	US30,000	US$	US15,000	US$	US120,000	US$	US60,000	Portugal
US$	US50,000	US$	US25,000	US$	US200,000	US$	US100,000	Spain
US$	US30,000	US$	US15,000	US$	US120,000	US$	US60,000	Sweden
£	l50,000		£20,000		£750,000		£80,000	United Kingdom

(d)           there will be no royalty reduction on Records Sold in the USA by reason solely of such TV/radio campaigns if the applicable spend is less than the appropriate amounts referred to in (a) and (b) above.  There shall be no royalty reduction or recoupment of TV/radio spend if the TV/radio spend is less than the appropriate amount referred to in (c) above for the country concerned;

20.6         Subject always to the provisions of sub-clause 7.17 below, Company will credit to Contractor’s royalty balance sixty-two point five per cent (62.5%) of net income (not being advances of royalty) (where “net income” shall mean income net of direct costs relating to the applicable exploitation) received by or credited to Company in the USA on a flat fee basis (paid in lieu of a royalty rate and not being sales through Mail Order Operations) which is specifically attributed to the exploitation of Audio Material including so-called “premiums” but excluding exploitation under sub-clause 7.7 below.

20.7         In respect of Electronic Sales, the Royalty shall be at eighty per cent (80%) of the otherwise applicable royalty rate calculated on the relevant Royalty Base Price of the Records or Audio Visual Devices and will increase to one hundred per cent (100%) of the otherwise applicable royalty rate from the accounting date after electronic sales achieve a market penetration of fifteen per cent (15%) or more by reference to official published industry statistics in the country concerned.

20.8         In the event that Company receives in the USA or is credited with royalties or fees in respect of exploitation by Webcast, pay-per-view, digital broadcast and/or cable retransmission (for the avoidance of doubt excluding Electronic Sales and exploitation by means of Internet Radio Service(s)) and such royalties or fees are directly and identifiably attributable to Audio Material hereunder then notwithstanding anything else to the contrary contained herein Company shall credit fifty per cent (50%) of Company’s Receipts (after deduction of any actual costs associated with the applicable Webcast) to Contractor’s royalty balance hereunder.

20.9         In respect of Records Sold by Company or its licensees which comprise Material together with other recordings not comprising Material the royalty in respect thereof shall be that proportion of the rate otherwise applicable that the number of Tracks embodied on such Record bears to the total number of tracks embodied on such Record.

20.10       No royalty shall be paid in respect of vinyl picture discs, coloured vinyl Records and vinyl disc Records which are not round; and Records supplied by Company to juke box companies at no more than cost price; and sales as deletions, cut-outs, overstocks or as scrap; and reasonable numbers of promotional Records; and Records distributed to members of staff of Company or its licensees; and Records Sold as Singles in the USA at a discount of fifty per cent 150%) or more from Company’s Dealer Price.

20.11       If Artist performs pursuant hereto jointly with any artist(s) in favour of whom Company or its licensees is obliged to accrue royalties in respect of Records Sold embodying such joint performances then the royalty in respect of such Records and the applicable proportion of net income under sub-clauses 7.6 and 7.8 above shall be that proportion of the rate or the income as the case may be otherwise applicable as the number “one” (1) bears to the total number of Artist’s (including Artist) whose performances are contained on such Record and to whom Company or its licensees is obliged to pay royalties.  Notwithstanding the foregoing Contractor shall procure that Artist shall not Perform hereunder with any other Artist to whom Company or its licensees is obliged to pay royalties without the prior written consent of Company and for purposes of this sub-clause 7.11 Artist shall count as one where Artist is a group of more than one.

20.12       Company’s obligation under this Agreement to accrue to the credit of Contractor the Royalty in respect of the exploitation of Recordings shall be limited to the extent that such exploitation occurs during the life of copyright (including all extensions and renewals) of the sound recording embodied in such Record in the country of sale or other exploitation.

20.13       INTENTIONALLY DELETED

20.14       In respect of Records Sold in the form known as “CD Plus”, “CD +” or “CD Extra” Company shall credit to Contractor’s royalty balance one hundred per cent (100%) of the royalty otherwise payable in respect of such Records Sold less a royalty of two per cent (2%) in respect of Audio-Visual Material embodied thereon calculated as provided herein which two per cent (2%) royalty shall be credited to the applicable Audio Visual account hereunder.

20.15       Company shall maintain a separate royalty balance for Contractor, to which Company shall credit fifty per cent (50%) of Company’s Receipts directly and identifiably attributable to third party sponsorship and/or endorsement of Artist Site(s) procured by Company; seventy-five per cent (75%) of Company’s Receipts directly and identifiably attributable to third party sponsorship and/or endorsement of Artist Site(s) procured by Contractor; eighty per cent (80%) of Company’s Receipts directly and identifiably attributable to the sale of tickets and/or items of merchandise from Artist Site(s) (PROVIDED THAT Contractor’s prior written consent shall be required for the sale of tickets or merchandise from Artist Site(s)); fifty per cent (50%) of Company’s Receipts otherwise directly and identifiably attributable to the exploitation by Company of the Additional Internet Rights and not provided for elsewhere in this clause 7 and excluding any commission received by Company pursuant to clause 11.7 below.

20.16       For the avoidance of doubt, in relation to Company’s Receipts arising from the exploitation of Audio Material by means of an Internet Radio Service or any other kind of streaming service not specifically provided for above, in the event that the licence or other agreement pursuant to which such moneys are received by Company describes or characterises the exploitation as “broadcast” or “transmission” Company shall (subject to the provisions of clause 7.17 below) credit Contractor’s royalty balance hereunder with fifty per cent (50%) thereof, but where the licence or other agreement does not so describe the exploitation as indicated above or describes or characterises the exploitation as “distribution” or “sales” then such monies shall be treated in accordance with the provisions of sub-clause 7.7 above.  In the event that such a service is operated by Company or its affiliates its nature shall be characterised by the basis upon which Company accounts to the majority of its then current roster in respect of exploitation by such service.

20.17       It is acknowledged and agreed that the remuneration specified herein is full and final compensation for the rights granted and services provided by Contractor and Artist hereunder and that such remuneration represents and is full and sufficient reasonable and equitable remuneration for all rental and lending or other rights hereby granted to Company its licensees and successors in title. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, Contractor shall not be entitled to a share of income received by or credited to Company on a general or label basis and/or income received by Company from broadcasting and public performance collection societies such as Phonographic Performance Limited.  Company shall not be entitled to a share of income received by or credited to Artist from broadcasting and public performance collection societies such as Phonographic Performance Limited.

21.           UNION PAYMENTS

21.1         If a royalty or other payment becomes due in respect of any Audio Material made hereunder to any union or other similar third party including but not limited to the American Federation of Musicians or AFTRA or to any organisation or trust fund established by them pursuant to any collective bargaining agreement or otherwise (“Union Payments”), Company may make all such Union Payments and deduct an amount equal thereto from the Royalty. Contractor will not knowingly record Audio Material hereunder in circumstances which would give rise to such Union Payments without Company’s prior written consent, but if Contractor inadvertently does not seek that consent or a payment becomes due retrospectively or in circumstances where Contractor did not know such a payment would become due, then Company shall not be prevented from deducting as aforesaid the full amount so defrayed. Company shall not make arrangements for the recording of Audio Material or Audio Visual Material giving rise to Union Payments without Contractor’s prior written consent (not to be unreasonably withheld or delayed).

22.           MECHANICAL COPYRIGHT LICENCES AND PAYMENT

22.1         In the event that Artist has written in whole or in part (to the extent of the part only), or Artist owns or controls, directly or indirectly in whole or in part (to the extent of the part only) any Titles embodied in any Audio Material made hereunder or Artist has a direct or indirect interest in the income to be derived therefrom or from the copyright thereof (including any reversionary interest) (“Controlled Titles”) Contractor hereby agrees, warrants, represents and undertakes that:

(a)           prompt written notice of any Titles which are Controlled Titles will be given to Company;

(b)           Contractor will procure that Company and its licensees will promptly receive valid mechanical licenses upon application therefor in respect of all Controlled Titles so as to enable Company and its licensees to exploit Records embodying the same throughout the Territory;

(c)           Contractor will procure that Company and its licensees shall not be required to pay any mechanical royalties in respect of Controlled Titles embodied in Records at a rate in excess of the following rates in force from time to time of the applicable Audio Material embodying each Controlled Title:

(i)        In the United Kingdom the rate set by the Copyright Tribunal or (in the absence of such rate) the rate agreed between the BPI and the MCPS from time to time (“the UK Rate”) or (if Company obtains a mechanical licence outside the United Kingdom for the UK) the rate set for the payment of mechanical royalties on the standard terms of the body granting such licence (or in the absence of such rate the rate agreed between the bona fide record industry and publishing industry bodies in the country in which Company obtains such licence which shall not be lower than the UK Rate);

(ii)       In the United States of America seventy-five per cent (75%) of the minimum statutory rate imposed by the United States Copyright Act (without regard to playing time) rising to one hundred per cent (100%) in respect of Records Sold on an Album by Album basis in excess of five hundred thousand (500,000) units in the United States of America;

(iii)      In Canada seventy-five per cent (75%) of the rate payable pursuant to the CMRRA-CRIA Mechanical Licensing Agreement 1990 as amended or any future replacement thereof (without regard to playing time) rising, solely in the event that the escalation provided for in sub-clause 9.1 (c) (ii) above has become applicable to the applicable Album as at the date of the Canadian sales achievement, to one hundred per cent (100%) in respect of Records Sold on an Album by Album basis in excess of fifty thousand (50,000) units in Canada;

(iv)      In any other country either:

A.            the prescribed or compulsory rate (as the case may be) fixed in such country or;

B.            if none exists, the generally accepted rate negotiated between Record companies and music publishers therein (without regard to playing time).

The rate specified above for each country is hereinafter referred to as “the Controlled Title Rate”.

(d)           If as a result of the breach of such agreements, warranties, representations or undertakings as aforesaid Company or any of its licensees is required to pay mechanical royalties for Controlled Titles in excess of the Controlled Title Rate then Company shall have the right to deduct such excess from any Record royalties and/or flat fee income payable to Contractor hereunder.

(e)           Notwithstanding any contrary provision contained herein in respect of the USA and Canada Company and its licensees shall only be required to pay any mechanical royalties in respect of Controlled Titles embodied on Records Sold, and fifty per cent (50%) of album free goods distributed in the USA.

(f)            Where Controlled Titles consist of arrangements of Titles in the public domain then the applicable mechanical rate shall be reduced to that proportion applied by the applicable local performing rights society in its award in respect of those Titles.

22.2         If Company or its licensees shall be required in the United States of America and/or Canada to pay a mechanical royalty rate on Records Sold in excess of twelve times (12x) the Contractor Title Rate per (single) Album or two times (2x)

the Contractor Title Rate per 7” vinyl Single or three times (3x) the Contractor Title Rate per 12” vinyl CD or cassette Single or six times (6x) the Contractor Title Rate with respect to any Record which is longer than a Single but shorter than an Album, then Company shall have the right to deduct such excess first from any mechanical royalties payable to Artist or Artist’s publisher in respect of Controlled Titles and thereafter from the Royalty.

22.3         In the event that Company is unable to obtain a mechanical licence for the USA in the case of a Controlled Title or Contractor Title which is embodied on Audio Material otherwise completed in accordance with the terms hereof the Audio Material containing any such Controlled Title or Contractor Title shall be deemed not to have been Delivered until such licence has been obtained. In the event that Company is unable to obtain a mechanical licence on the applicable terms for any part of the Territory in respect of a Controlled Title or Contracted Title which is embodied in Audio Material which is otherwise completed in accordance with the terms hereof, then any release commitment for that part of the Territory shall not apply to any Record embodying such Audio Material.

22.4         Company and its licensees shall be responsible for the payment of all mechanical copyright royalties payable as the result of Company’s and its licensees’ manufacture distribution and sale of Records hereunder subject to all applicable provisions of this Agreement.

22.5         Contractor shall use reasonable endeavours to procure that Company is entitled to reproduce without charge the lyrics of any Titles recorded hereunder in the packaging and artwork of Records and Audio Visual Devices released.

22.6         In the event that Contractor or 19 Songs Limited or 19 Music Limited owns or controls, directly or directly in whole or in part (to the extent of the part only) any Titles embodied in any Audio Material made hereunder or has a direct or indirect interest in the copyright thereof (including any reversionary interest) (“Contractor Titles”).  Contractor hereby agrees, warrants, represents and undertakes that:

(a)           prompt written notice of any Titles which are Contractor Titles will be given to Company;

(b)           Contractor will procure the Company and its licensees will receive valid mechanical licences upon application therefor in respect of all Contractor Titles so as to enable Company and its licensees to exploit Records embodying the same throughout the Territory;

(c)           Company and its licensees shall in respect of Contractor Titles pay mechanical royalties at the prescribed or compulsory rate (as the case may be) fixed in the relevant country or, if none exists, the rate agreed between the bona fide record industry and publishing industry bodies in the country in which Company obtains such licence (“the Contractor Title Rate”);

(d)           Notwithstanding any contrary provision contained herein in respect of the USA and Canada Company and its licensees shall only be required to pay any mechanical royalties in respect of Contractor Titles embodied on Records Sold and fifty percent (50%) of album free goods distributed in the USA and Canada.

Where Contractor Titles consist of arrangements of Titles in the public domain then the applicable mechanical rate shall be reduced to that proportion applied by the applicable local performing rights society in its award in respect of those Titles.  For the avoidance of doubt sub-clauses 9.1 and 9.2 above do not apply to Contractor Titles.

23.           AUDIO VISUAL MATERIAL

23.1                         (a)           Company shall be exclusively entitled to make, commission or approve the recording of audio visual Performances (including without limitation Audio Visual Material in the form of Video Clips and/or Long Form Videos).

(a)           During the First Contract Period Long Form Videos shall only be made hereunder if so mutually agreed by Company and Contractor, both acting reasonably and in good faith.

(b)           In each Contract Period after the First Contract Period, Company shall be entitled to require Contractor to procure, and if so required Contractor agrees to procure, that Artist shall perform for the making of Long Form Videos hereunder on terms to be mutually agreed in good faith between Contractor and Company in a timely manner so as to ensure that Company can comply with its proposed release schedule.

(c)           Sub-clauses (c) and (d) above shall not apply to Long Form Videos which consist primarily of Video Clips (“Clips Compilations”) which Company shall be free to compile and release.

23.2         The treatment, story-board, producer and director of any Audio Visual Material shall be mutually agreed, Contractor agreeing to co-operate fully and in a timely manner with Company so as to ensure that mutual agreement is reached promptly so that Company may comply with its proposed release schedule and associated promotional and marketing campaign.  The budget for the recording of such Audio Visual Material (“the Audio Visual Material Budget”) shall be Mutually Agreed and shall be reasonable in the context of the applicable mutually agreed treatment, story-board producer and director and shall be sufficient to enable the Company to record such Audio Visual Material and shall include a contingency fund of ten per cent (10%) of the total budget (excluding any contingencies).  The Audio Visual Material Budget shall include without limitation any synchronisation fees payable to the publishers of Titles embodied in the applicable Audio Visual Material, and all Union Payments. In the event that the Audio Visual Material Budget is exceeded due to Contractor’s and/or Artist’s default without the prior written consent of Company the amount of such excess (the “Excess Costs”) shall be fully deductible from any and all sums becoming due to Contractor hereunder.

23.3         Subject always to sub-clauses 10.1 (c) and (d) above, Contractor shall procure that upon Company’s request and prior reasonable notice Artist shall attend all filming sessions in connection with Audio Visual Material (including but not limited to Audio Visual Material reasonably requested by Company as additional Audio Visual Material for Clips Compilations) and undertakes to render performances free of charge to the best of Artist’s ability in connection therewith and to attend promptly at such times and places as Company shall designate for the making of Audio Visual Material and Long Form Videos (and subject to Contractor’s Consent such amount of Supplementary Material as is in Company’s reasonable opinion required for inclusion on Audio Visual Devices).  The costs of creating Supplementary Material hereunder shall be recoupable as if the same were a Video Clip pursuant to sub-clause 10.4 below.  Company shall reimburse to Contractor any reasonable out of pocket traveling and living expenses of Artist approved by Company.  Such expenses shall form part of the Audio Visual Material Budget and be recouped in the manner specified in sub-clause 10.4 below.

23.4         In respect of any Video Clip fifty per cent (50%) of the costs within the Audio Visual Material Budget incurred by Company in making Video Clips and/or any Excess Costs for any Audio Visual Material (to the extent not recovered in accordance with sub-clause 10.2 above) shall be deemed an advance recoupable against the Royalty.  Any balance of all such costs in respect of Audio Visual Material together with all and any costs incurred by Company in making Long Form Videos shall be recoupable against all and any monies payable to Contractor in respect of the exploitation of all Audio Visual Material hereunder.

23.5         In respect of the exploitation of Audio Visual Material Company shall credit to Contractors royalty balance:

(a)           in respect of Audio Visual Devices Sold by Company or Company’s Licensed Affiliates a royalty of sixteen per cent (16%) in respect of sales in the USA and fifteen percent (15%) in respect of sales in the rest of Territory calculated on the Royalty Base Price of each Audio Visual Device Sold PROVIDED THAT on a Long Form Video by Long Form Video and country by country basis, in the event that the number of Audio Visual Devices Sold during the Term of any Long Form Video in any country exceeds the amounts set out in the table below, then the royalty rate in respect of Audio Visual Devices Sold of such Long Form Video in such country in excess of such amounts shall increase in each instance by the additional royalty set out in the table below:

Country	Amount of Audio Visual Devices Sold	Increase in Royalty
USA	100,000	1%
USA	200,000	1%
ROW	200,000	1%
ROW	300,000	1%

For the purposes of the foregoing escalations, reference to Audio-Visual Devices Sold shall be deemed to refer to Audio Visual Devices Sold at full price through normal retail outlets only.  For the purposes of calculating the number of Audio Visual Devices Sold hereunder, the provisions of sub-clause 1.32 above shall apply insofar as is practicable as if “Records” (as specified therein) were Audio Visual Devices.  In calculating royalties payable pursuant to this sub-clause the provisions of Clause 7 above relating to the calculation of Record royalties shall apply to Audio Visual Devices (insofar as they are capable of applying) as if “Records” (as specified therein) were Audio Visual Devices and as if “Audio Material” as specified therein was Audio Visual Material;

(b)           subject to the provisions of sub-clauses 7.8 and 7.16 above, in respect of all other forms of exploitation of Audio Visual Material (and any other audiovisual performances in respect of which Company has given its consent) by Company, its licensees, sub-licensees and/or third parties, sixty-two point five per cent (62.5%) of Company’s actual receipts in the USA from such exploitation (it being acknowledged that under Company’s current matrix arrangements with its Licensed Affiliates, its Licensed Affiliates deduct twenty-five per cent (25%) of the gross income accruing to such Licensed Affiliates from such exploitation).

23.6         For the avoidance of doubt the amounts credited to Contractor’s royalty balance in respect of Audio Visual Material pursuant to sub-clause 10.5(a) and (b) above shall first be applied towards recoupment of the cost of making the same in accordance with sub-clause 10.4 above.

23.7         For the avoidance of doubt if Audio Visual Material is exploited together with other audio visual material not subject to this Agreement then the royalties and/or share of net receipts credited to Contractor’s royalty balance pursuant to sub-clause 10.5 above shall be reduced pro rata according to the duration of Audio Visual Material used as against the duration of the whole Audio Visual Device in which they are incorporated.

23.8         INTENTIONALLY DELETED.

23.9         in respect of all Controlled Titles and Contractor Titles embodied in Audio Visual Material Contractor shall as and when requested by Company procure the grant to Company of:

(a)           a worldwide perpetual licence to synchronise Controlled Titles and Contractor Titles in Audio Visual Material and to exploit the same as so synchronised by all means now or hereafter known including without limitation the right to cause the broadcast and/or other transmission delivery and/or exhibition of each such Controlled Title and Contractor Title incorporated in such Audio Visual Material by any and all means. In respect of any Audio Visual Devices the fee for such synchronisation licence shall be free in respect of all promotional usage from which no income shall accrue to Company (other than public performance royalties), and for commercial exploitation in any and all media shall not exceed the highest fee for synchronisation payable to any other publishers to whom fees are payable in respect of the particular exploitation (PROVIDED THAT in respect of the third and any subsequent Long Form Videos the rate applicable for Contractor Titles shall be negotiated reasonably and in good faith between Company and the publishers of the Contractor Title(s) in question in line with then current market practice); and/or

(b)           a worldwide perpetual mechanical licence to enable Company to manufacture, distribute and exploit Audio Visual Devices in all ways and by all means.  Company shall pay mechanical royalties in respect of (i) Controlled Titles embodied in any such Audio Visual Devices subject to and in accordance with the provisions of sub-clauses 9.1 (a), (b), (c)(i) and (c)(iv) above (ii) Contractor Titles embodied in any such Audio Visual Devices subject to and in accordance with sub-clause 9.6 above, in either case as if references therein to “Audio Material” were references to Audio Visual Material and as if references to “Records” were references to Audio Visual Devices. Contractor shall procure that Company is able to reproduce the relevant lyrics of Controlled Titles and Contractor Titles for a nominal fee.

23.10       Contractor shall give notice in writing to Company (hereinafter called a “Programme Notice”) in the event that Contractor wishes to make, or receives an offer in writing from a third party to make, an audio-visual programme featuring Artist for television broadcast (not being a programme upon which recording artists automatically render promotional performances, which such programmes are the subject of sub-clause 13.1.1(c) below) (“Third Party Programme”).  In the event Artist performs (3) Tracks or less for television broadcast, such programme shall not be deemed a “Third Party Programme” hereunder and shall instead be governed by the provisions of clause 13.1.1(c) below.

23.11       The Programme Notice shall specify all relevant details of Contractor’s proposed programme or all relevant details contained in the offer from such third party (and be accompanied by a copy of the offer) relating to the making of the relevant Third Party Programme including, inter alia, the proposed budget, concept, storyboard, director, location, titles to be featured, all other creative matters relating to the making of such Third Party Programme and the payments to be made to Contractor in respect of exploitation of the Third Party Programme.  In the event that Contractor wishes to grant video rights in respect of the applicable Third Party Programme to a third party record company (or wishes to exploit such rights itself or via an entity which is a parent, subsidiary, co-subsidiary or associated company of Contractor (where the term “associated company” shall mean a company which is associated with another company either through holdings of shares to an extent of not less than twenty five per cent (25%) of its equity share capital (as defined in the said Act) or through common directors to an extent of not less than one-third (1/3) for the time being of the total number of directors) (“Linked Company”), Contractor shall, and shall procure that the applicable Linked Company shall immediately following service of notice from Company (to be served within twenty-one (21) days after receipt of the applicable Programme Notice) enter into good faith negotiations with Company regarding Company’s acquisition of video rights in respect of the applicable Programme, if Company wishes to acquire such rights. Contractor shall not, and shall procure that the said third party or parties or Linked Company shall not, enter into discussions with any other third party regarding such rights for a period of twenty-one (21) days following the commencement of such negotiations. Contractor shall not artificially structure its corporate arrangements so as to circumvent the foregoing provisions.

23.12       If Company notifies Contractor in writing that Company does not wish to acquire video rights in the particular Programme, or fails to require negotiations pursuant to Clause 10.11, or Company and Contractor are unable to agree terms for Company’s acquisition of video rights in respect of the applicable Third Party Programme within the said period of twenty-one (21) days, then (but not otherwise) Contractor shall notwithstanding the exclusivity hereof be entitled to enter into similar negotiations with a third party (whether or not a Linked Company, a record company, video distributor, broadcaster or otherwise howsoever) for the granting of video rights in respect of the applicable Third Party Programme to such third party provided that Contractor shall not (and shall procure that its Linked Companies shall not) enter into an agreement with any such third party unless Contractor has first given Company full and complete details in writing of the offer made by such third party and has allowed Company fourteen (14) days from the supply of such details in which to match third party’s offer (other than terms which Company is physically unable to fulfil e.g a key-man clause in respect of a particular individual) (“the Terms”).  Contractor shall procure that such third party offer shall contain all relevant creative elements, the applicable commercial terms and the applicable budget.  In the event that Company so matches the Terms Contractor agrees to enter into an agreement with Company forthwith upon the Terms and otherwise on terms to be agreed between

Company and Contractor in good faith.  If Company fails to match the Terms Contractor shall be entitled to enter into an agreement with that third party upon the Terms (a true copy of which shall be provided to Company promptly following its execution) provided that such Agreement shall contain an express provision that neither the performances by Artist nor any recordings thereof shall be used directly or indirectly for the purpose of making records.

23.13       Contractor shall procure that no video embodying a Third Party Programme in respect of which Company does not acquire video rights will be released, on a territory-by-territory basis, within two (2) months before or two (2) months after Company’s or its licensees’ proposed release date notified to Contractor of any Recording Commitment Album or any Greatest Hits Album or any Long Form Video, nor shall there be (unless Company agrees otherwise) more than one (1) Third Party Programme made per Contract Period hereunder which is substantially comprised of footage of Artist’s live concert Performances.

23.14       No Third Party Programme may be exploited as a pay-per-view programme or on a pay-per-view service within two (2) months before or two (2) months after Company’s or its licensees’ release date notified to Contractor of any Recording Commitment Album or any Greatest Hits Album or any Long Form Video, on a territory by territory basis.  No Third Party Programme may (without limiting the foregoing) be made available for downloading from the Internet, or via an audio-only subscription service or on audio-only record, or DVD Audio or similar primarily audio-only or audio-only format.  Contractor shall procure that each Third Party Programme shall only be exploited substantially as originally broadcast on television (and without limiting the generality of the foregoing may not be sold or licensed to third parties for compilation-type programmes).  Without limiting the foregoing, Contractor shell procure that Artist’s Performances may not be extracted from a particular Third Party Programme and compiled with other footage of Artist’s Performances.  Contractor acknowledges and agrees that the restrictions contained in sub-clause 13.1.1(c) below shall apply equally to Third Party Programmes and to Performances by Artist contained therein.

24.           INTERNET PROVISIONS

24.1         It is hereby acknowledged and agreed that pursuant to the terms and conditions of this Agreement, Company has the exclusive right to exploit the products and services of Artist created and rendered pursuant to this Agreement and all Material by means of the Internet (irrespective of the manner by which the Internet is accessed) including, without limitation, the exclusive right to distribute and sell Material on-line and to authorise others to do so on its behalf and the exclusive right to permit, commission, arrange and/or authorise Webcasts containing Artist’s Performance(s) (subject only to sub-clause 13.1.1 (c) below) or all or any part of any Material.  For the purposes of the following provisions, such right shall be referred to as the “Recording Agreement Internet Rights”.

24.2         Contractor hereby grants and shall procure that Artist shall grant to Company and its licensees the exclusive right to (and Company agrees that during the Term from time to time it shall) create, host, manage, maintain, update and service website(s) and/or webpage(s) on the Internet relating primarily to the Artist’s services pursuant to this Agreement and the products thereof (“Artist Site(s)”) whether as part of its click2music or other site or independently therefrom as Company may elect in its discretion from time to time Artist Site(s) shall be jointly owned by Company & Contractor.  The general appearance and style of Artist Site(s) during the Term hereof shall be mutually agreed, and both parties agree to co-operate fully, in good faith and in a timely manner so as to ensure that Artist Site(s) may be made operational promptly following signature hereof and may thereafter be maintained and operated in an efficient and compelling a manner as possible (for which purpose Company and Contractor agree to meet on a regular basis during the Term in order to discuss the general appearance, style and content of Artist Site(s).  For the avoidance of doubt, the parties acknowledge that Company shall be responsible for and shall incorporate Materials, information and other material on to the Artist Site(s) on a day to day basis without consultation. Contractor shall and shall procure that Artist shall regularly on an on-going basis provide to Company free of charge Non-Musical Recordings from time to time during the Term or otherwise as reasonably requested by Company.  The costs of creating any Non-Musical Recordings which are commissioned by Company shall be paid for by Company pursuant to a Mutually Agreed budget.  Company shall be entitled to incorporate into the Artist Site(s) links to third party sites relevant to the rights granted hereunder and to aggregate content from other artists working in similar genres of music onto the Artist Site(s).  The cost of creating, hosting, maintaining (including creating Non-Musical Recordings), updating and servicing Artist Site(s) during the Term shall be paid by Company in accordance with budgets Mutually Agreed prior to release of each Album under this Agreement (wherever practicable) and shall be treated as follows:

(a)           the first ten thousand pounds (£l0,000) of each budget shall be non-recoupable;

(b)           fifty per cent (50%) of all such costs in each budget over ten thousand pounds (£10,000) shall be recoupable from the Royalty.

24.3         For the purposes of this Agreement, the term “Additional Internet Rights” shall mean the right throughout the Territory during the Term to manage and exploit by means of the Internet (however the same may be accessed whether by PC, cable, digital television, or otherwise howsoever) the following products of Artist’s efforts and Artist’s services in all branches of the entertainment industry:-

24.3.1      the on-line exploitation of Non-Musical Recordings which do not comprise Material by way of Internet Radio, Webcasting or otherwise; and

24.3.2      the provision of on-line live/tour information and (subject to Contractor’s prior written consent) on-line ticket sales; and

24.3.3      on-line sponsorship of Artist Site(s); and

24.3.4      (subject to Contractor’s prior written consent) the advertising and sale of Artist’s branded merchandising on-line; and

24.3.5      the rights referred to in clause 11.2 above in respect of Additional Internet Rights including the right to incorporate links to other websites/pages relevant to such Additional Internet Rights and any other on-line business or enterprise in which the Artist’s reputation may be put to advantageous use.

24.4         Contractor hereby grants non-exclusively to Company the Additional Internet Rights and shall procure that Artist grants the same to Contractor.  Notwithstanding the non-exclusivity of this grant of rights, Contractor shall not and shall procure that Artist shall not:-

24.4.1      supply any Non-Musical Recordings to any third party without ensuring that all such Non-Musical Recordings are also available to Company on a exclusive basis free of charge and that any third party site to which Non-Musical Recordings are supplied shall contain links back to Artist Site(s) prominently placed in close proximity to such Non-Musical Recordings; and/or

24.4.2      make a general grant of such Additional Internet Rights or a limited grant covering a range of such rights to any third party (as opposed to a one-off grant of individual rights falling within this category of rights); and/or

24.4.3      provide any Non-Musical Recordings to any third party site(s) which site(s) are artist specific and/or which purport, represent or imply that they comprise “official” or “endorsed” site(s) save as permitted pursuant to sub-clauses 11.9 and 11.11 below; and

24.4.4      INTENTIONALLY DELETED

24.4.5      Contractor shall notify Company prior to concluding any agreement with a third party in respect of any or all of the Additional Internet Rights in sufficient time to afford Company the opportunity to explore any potential cross-promotional opportunities with such third parties.

24.5         Company shall have the exclusive right to and to authorise its licensees at its and their discretion to make, pursue, modify, discontinue or abandon any application to register (and to renew any such registrations) the Artist Name and any variations thereon and any logo or design used by Artist or in connection with Artist’s services the subject of this Agreement (and variations thereon) as URLs with all available suffixes, including, without limitation: .com, .net, .uk, .de, ..ie, .fr, .jp, .tv and .cd (the “Addresses”).  The Addresses shall be jointly owned by Company and Contractor and shall be linked to the Artist Site(s).  Following the expiry of the Term hereof, Company shall transfer the Addresses to Contractor PROVIDED THAT Contractor shall procure that on any website maintained by or on behalf of Contractor there shall be a prominently-placed hyperlink to Company’s website.  The costs incurred by Company in carrying out the activities referred to in the first sentence of this sub-clause 11.5 shall be mutually agreed and shall be treated, for the purposes of recoupment, as part of the budgets referred to in the final sentence of sub-clause 11.2 above.

24.6         Contractor for itself and on behalf of Artist hereby irrevocably appoints Company to be the attorney of Contractor and Artist for the purpose of making any such application and executing any documentation necessary to pursue or secure any such registrations and hereby grants Company the right to enforce such rights against any third parties on both Company’s and Contractor’s/Artist’s behalf.

24.7         Contractor acknowledges and agrees that Company shall be entitled to retain for its own benefit a commission on any sales made by third parties to consumers driven to such third parties’ websites/pages from Artist’s Site(s), subject to Company concluding agreements with such third parties in respect thereof and provided that any such commission shall first be applied in recoupment of any unrecouped recoupable costs referred to in the final sentence of sub-clause 11.2 above.

24.8         Any consumer data collected by Company as a result of or arising from its operation of the Artist Site(s) (“Consumer Names”) shall, as between Company and Contractor, be owned by Company.  Subject to the relevant Data Protection (or other applicable) legislation, Company agrees if requested to do so by Contractor to carry out at Contractor’s expense six (6) electronic mailings per year during the Term and one electronic mailing following the expiry of the Term to Consumer Names on Contractor’s behalf in relation to the Additional Internet Rights from time to time PROVIDED THAT Contractor shall not be able to require Contractor to include in any such mailing any material which (i) is defamatory or obscene; and/or (ii) relates in any way to any artist other than Artist; and/or (iii) infringes any rights; and/or (iv) may be likely to bring Company into disrepute.

24.9         Upon Contractor’s request Company agrees:-

(a)           to add to the Artist Site(s) links to websites at Contractor’s expense (provided that such websites shall without limitation not be, or carry any content which is, defamatory, obscene, nor without limitation shall they infringe any rights or bring Company or its licencees into disrepute) operated by third parties with whom 19 Merchandising Limited has entered into an agreement solely for Artist-related merchandising, advertising, endorsement or sponsorship; and

(b)           to add to the Artist Site(s) a reasonable number of pages (“Contractor Pages”) (constituting not more than 25% of the total number of pages comprised within Artist Site(s)) provided to Company by Contractor at Contractor’s cost as Artist pages PROVIDED THAT Contractor Pages must (i) be of a style commensurate with the general style of Artist Site(s) ; and (ii) not be defamatory or obscene; and (iii) not infringe any rights; and (iv) not bring Company into disrepute.

24.10       Company agrees that third parties referred to in sub-clause 11.9(a) above shall have the right at their expense to refer to Artist on their websites PROVIDED that (a) such websites shall not be artist sites (official or otherwise); and (b) they must maintain links to Artist Site(s) from their website. Company also agrees that such third parties may host micro-sites in relation to the particular activity authorised by 19 Merchandising Limited PROVIDED THAT such micro-sites may not carry or feature in any way musical performances by Artist and PROVIDED FURTHER THAT representatives of Contractor shall attend regular meetings with Company at Company’s reasonable request in order to discuss with Company Contractor’s and 19 Merchandising Limited’s plans in this regard and Contractor shall use its reasonable commercial endeavours to procure that Company shall have the right to use on Artist Site(s) content relating to Artist used by third parties on such micro-sites.

24.11       Company acknowledges that to the extent that there is an official website of the Series (“the Series Site”), the Series Site will feature performances of Artist as part of the Series and will include information concerning Artist. Contractor shall procure that there shall be no downloading of Artist’s Performances from the Series Site, nor any exploitation thereof via subscription Services.

24.12       Nothing contained in this Agreement shall restrict Contractor’s or Artist’s ability to operate an Artist-endorsed WAP site or to endorse or sponsor WAP or telephony services PROVIDED THAT no Material or Artist’s Performances shall be used in any of the foregoing activities and PROVIDED FURTHER THAT Contractor shall notify Company before Contractor or Artist concludes an agreement for any of the foregoing activities in sufficient time to afford Company the opportunity to explore any potential cross-promotional opportunities with the relevant third parties

25.          OWNERSHIP/LICENCE

25.1.1      (a)           Contractor hereby grants to Company, its licensees and successors in title the exclusive licence to exploit the entire copyright and all other rights of a like nature and all other rights now or hereafter conferred by the law in force in any part of the World in and to (i) all Material made hereunder during the Term and (ii) any Recordings made prior to or during the Term which Contractor owns or to which Contractor is able to acquire rights (which Contractor shall use its best endeavours to do) (other than those listed in Schedule 1 hereto) (other than Recordings permitted pursuant to clause 13 below, and demo Recordings given to Artist’s publisher PROVIDED ALWAYS THAT the same are not distributed to the public) (including, without limitation, all rights of reproduction, fixation, rental, distribution, broadcast and communication to the public and performers’ property rights as referred to in the CDPA) (free of any claims by Contractor, Artist or any other person) throughout the World for the full duration of such copyright and other rights, and for any and all extensions and renewals thereof. Contractor warrants that in its recording agreement with Artist Contractor has included a clause which is exactly identical to the foregoing sentence, mutatis mutandis.

25.1.2      The entire copyright and all other rights of a like nature and all other rights now or hereafter conferred by the law in force in any part of the world in and to any promotional, marketing and advertising material (such as but not limited to artwork, text, sleeve notes, label copy, graphics, data, posters and point of sale material) and any consumer data or other information created and/or compiled by or on behalf of Company shall vest and belong to Company (free of any claims by Contractor, Artist or any other person) throughout the world for the full duration of such copyright and other rights and for any and all extensions and renewals thereof.  Without limiting the foregoing Company shall at Contractor’s request authorise and permit Contractor by way of licence to exploit commercially any such artwork made hereunder by means of the manufacture and sale of merchandise other than Records and Audio Visual Devices SUBJECT ALWAYS to such third party rights in respect of such artwork as Company’s rights therein may be subject to.  Such rights shall be licensed to Contractor free of charge save that in respect of any artwork which Contractor requests to be licensed and which was commissioned by Company, Contractor shall in consideration of the licence of such rights reimburse Company with fifty per cent (50%) of the costs actually incurred by Company in respect of the design, creation, origination and production of the finished artwork used by Contractor.  Contractor shall not be entitled to use any trade mark or logo of Company or any parent associate subsidiary or licensor of Company in connection with such artwork, Company agrees that Contractor shall retain copyright in any logos and/or artwork created at Contractor’s sole expense, which shall if used hereunder by mutual agreement be licensed irrevocably to Company in perpetuity for the purposes of this Agreement.

25.2         To the extent that any rights in any of the material referred to in sub-clause 12.1.2 above vest at any time in Contractor such rights (subject as set out therein) are hereby assigned to Company absolutely and with the benefit to Company of all covenants, warranties, agreements or representations expressed or implied herein and by way of present assignment of present and/or future rights for the full duration thereof (together with all extensions and renewals) and in the event that any such rights vest at any time in Artist, Contractor shall procure that Artist shall promptly so assign the same to Company.  Without limiting the foregoing Contractor shall procure that Artist will upon Company’s request execute and deliver to Company such documents deeds or other instruments and in such form as Company may require to confirm or further assure to Company its licensees and successors in title all or any of the rights intended to be granted to Company by this agreement.

25.3         Subject always to any approvals or restrictions contained in this Agreement, Company and its licensees shall have (without limiting the generality of rights granted hereunder) the sole exclusive and unlimited right throughout the Territory to and to authorise and permit others to:

(a)           manufacture Records and Audio Visual Devices by any method(s) now or hereafter known embodying any portion(s) or all of the Material recorded or deemed to have been recorded hereunder; and

(b)           to store the Material in data banks and to distribute the same by telephone line, cable, transmitter, satellite, internet, online or any other manner or form of communication; and

(c)           broadcast, perform publicly and to permit public performances and broadcasts and digital and/or other on line and/or internet and/or electronic transmissions and/or communications to the public and making available of all and any such Material and all and any such Records and Audio Visual Devices; and

(d)           repackage, sell, transfer, deal in, exploit all and any such Material (as well as duplicates and derivatives of the same) and all and any Records and Audio Visual Devices derived therefrom; and

(e)           delete or otherwise dispose of Records and Audio Visual Devices derived from Material; and

(f)            collect any and all income payable to Company and/or its licensees arising from the exercise of any or all of the rights granted to Company herein.

Subject always to any approvals or restrictions contained in this Agreement, all such rights may be exercised at such times and places, in any and all media and manner and under any trademarks, trade names or labels as shall be determined and/or designated by Company in its sole and absolute discretion.

26.           RECORDING RESTRICTIONS

26.1         Contractor shall procure that Artist shall not anywhere in the Territory (save as specifically permitted in clause 10 above):

26.1.1      during the Term render any Performance whereby any Recording may be made for any third party or make any such Recording on Artist’s own account for subsequent sale or distribution to the public. Notwithstanding the foregoing it shall not be a breach of this clause for Artist to:

(a)           Perform as a non-featured sideman at recording sessions for record companies other than Company, PROVIDED that Company receives prior notice from Contractor of such Performance (specifying the other record company, other Artists, title(s) of track(s) and nature and extent of Artist’s Performance).  It shall be a precondition of ARTIST rendering such Performance that Contractor and/or Artist shall enter into a written agreement with such record company (a copy of which Contractor shall promptly furnish to Company) under which any credit or reference to Artist in connection therewith (including, but not limited to, on artwork for sleeves, labels and advertising) shall be as a non-featured sideman (as opposed to as an artist) and shall be smaller and less prominent than that given to the featured artist thereon and no larger nor more prominent than that given to any other non-featured sideman thereon.

(b)           act as (a) record producer(s) mixer or remixer for any third party (without rendering any musical services save as set out in sub-clause 13.1.1(a) above), PROVIDED THAT Artist may only be credited in respect thereof in Artist’s legal name.

Contractor will not permit or approve the use of any artwork which could or might imply that Artist has rendered any Performance thereon other than as permitted by this sub-clause 13.1.1.

(c)           Perform up to three (3) Tracks at a time for third parties for the purpose of making radio and/or television programmes and allow the makers of such programmes to record such Performances for radio and television broadcasts, PROVIDED THAT Artist may only do so pursuant to a written agreement (and in respect thereof Contractor hereby grants and shall procure that Artist grants to Company full authority to negotiate such written agreements which shall nevertheless be executed by Artist) which may permit streamed simulcasting of the applicable programme on the Internet but which limits the use of any such Performance and/or recording to a television and/or radio broadcast. For the avoidance of doubt, such agreement shall:-

(i)        prohibit the inclusion of such Performances and/or recordings on records and/or audio-visual devices; and

(ii)       prohibit the inclusion of such Performances in any pay-per view or subscription television services; and

(iii)      prohibit the making available of such Performances via any audio-only or audio-visual Internet subscription services or via a video-on-demand service or in a form which is downloadable from the Internet.

No such programme may be exploited commercially as a pay-per-view event or on record or audio-visual device or via a audio-only subscription service. In the event that Company retains the rights to do so, Company shall not exploit such Performances on Record or Audio-Visual Device hereunder without Contractor’s consent, not to be unreasonably withheld or delayed.

Nothing contained in this sub-clause shall restrict Artist from undertaking work in films and/or television and/or radio in which Artist’s performances are solely dramatic in nature (as opposed to musical) or where Artist is acting as a non-music performing presenter and/or limited to an interview of Artist provided that Artist and Contractor shall procure that no records or audio-visual devices shall be distributed to the public embodying any part of any recorded interview of Artist without Company’s prior written consent.

26.2         Subject to the provisions of sub-clauses 13.1.1(a) and 13.1.1(b) above, Contractor shall procure that Artist shall not anywhere in the Territory during the Term use or authorise the use of Artist’s Name without the prior written consent of Company for the purpose of distributing to the public any Recordings other than Audio Material made hereunder and as otherwise permitted by this Agreement.

26.3         Contractor shall procure that Artist shall not anywhere in the Territory during the Term purport to grant rights or permission for or assist in the exploitation of recording(s) of Performance(s) made before the Term and owned or controlled by Contractor and/or Artist, unless otherwise expressly agreed in writing between the parties hereto.  Contractor agrees, warrants and represents that to the best of Contractor’s and Artist’s knowledge there are no prior recordings of Performance(s) made before the Term now in existence or any restrictions upon Titles which Artist may record except as disclosed in Schedule 1 hereto.

26.4         Contractor shall procure that Artist shall not anywhere in the Territory for a period of five years immediately following the end of the Term render any Performance whereby a recording may be distributed to the public of any Title embodied in any Material for any person, firm or company other than Company or make such a recording on Artist’s own account, PROVIDED THAT the foregoing period of five (5) years shall be reduced to one (1) year in respect only of any Title which shall have been embodied solely in a Long Form Video hereunder but has not been exploited on Record and PROVIDED FURTHER THAT Artist shall be entitled to record any Title embodied as aforesaid after the expiry of eighteen (18) months following the end of the Term should Material embodying such Title not have been released by Company or one of Company’s Licensed Affiliates prior to the expiry of such period.

26.5         For the purposes of the CDPA this Agreement shell be deemed to be an “exclusive recording contract” as defined in Section 185 thereof. Artist shall notify any third party for which Artist records a Performance permitted pursuant to this clause 13 that such Performance is made subject to the Company’s rights as the “person having recording rights” in relation to the Artist’s Performances (as specified in the CDPA).  [Insert equivalent US provision]

27.           INTENTIONALLY DELETED

28.           SAMPLING PROVISIONS

28.1         In the event that Contractor and/or Artist wish to include in any Material so-called “sampled” extracts from other recordings not wholly owned or wholly controlled by Contractor and/or Artist (“ Sampled Recordings”) and/or utilizes extracts from compositions and/or any literary or other copyright works other than Controlled Titles (“Composition Extracts”) then:

28.1.1      such Sampled Recordings and/or Composition Extracts shall only be included with Company’s prior written consent;

28.1.2      Contractor shall and shall at Company’s request procure that Artist and any individual Producer of the relevant Material will promptly furnish to Company a fully itemised and detailed list in the form a copy of which is attached as Schedule 2 hereto together with a listening tape recording copy for Company’s reference of all Sampled Recordings and Composition Extracts included therein with details of the owners thereof and their licensees and a copy of every clearance agreement and correspondence with such owners and licensees and the identity of the recordings and compositions concerned.

28.2         For the purposes of this clause Delivery of the relevant Material shall be deemed not to have occurred and Company’s written consent to the use of Sampled Recordings and/or Composition Extracts shall not be deemed to have been given until at Company’s election either (a) Company has secured all requisite licences and clearances in respect thereof or (b) Contractor has secured requisite licences and clearances and has furnished copies thereof to Company.

28.3         INTENTIONALLY DELETED

28.4         For the purposes hereof the expression “Sampling Payments” shall include, without limitation, any fees, royalties, advances, costs and legal expenses incurred in connection with the use of Sampled Recordings and/or Composition Extracts, any and all costs incurred in obtaining or endeavouring to obtain the requisite licences and clearances in respect thereof, and any re-recording, re-editing and re-cutting costs required in order to secure the deletion and/or removal of a Sampled Recording and/or Composition Extract.  The expression “Sampling Payments” shall exclude mechanical royalties payable in respect of Composition Extracts. Company shall have the right to and to require Contractor to edit and/or re-record any Material in order to remove any Sampled Recording or Composition Extract for which any requisite licence or clearance is not obtained in writing by such date as Company deems necessary to permit planned release schedules to be met.  Any Sampling Payments shall be deductible from any and all sums (other than mechanical royalties payable to Contractor pursuant to this Agreement.  To the extent that Company is unable to recover such Sampling Payments from such sums within six (6) months of payment thereof, Contractor undertakes at all times to keep Company fully indemnified from and against all Sampling Payments, to the extent not recovered from the applicable Producer, and to the extent incurred pursuant to a court order or a settlement reached with Contractor’s consent, not to be unreasonably withheld or delayed.  Notwithstanding the foregoing Sampling Payments in respect of Company Tracks shall only be recoupable from the Royalty.

28.5         Company shall (unless otherwise approved by Contractor) use its best commercial endeavours, to ensure that each agreement entered into by Company with a Producer hereunder shall contain a provision substantially to the effect that the Producer shall not include samples in Audio Material without Company’s prior written consent.

29.           NAME AND LIKENESS

29.1         Company shall have the irrevocable right and licence to use and publish and permit others to use and publish Artist’s Name.  Company shall also have the irrevocable right and licence to use and publish and permit others to use and publish Artist’s approved photographs, likenesses, signature, caricatures, sobriquets, logos, facsimiles and biographical materials and other such materials for the purpose of and in association with the exploitation of Material made hereunder (including, without limitation, on Artist Site(s) and Company’s or its affiliates’ websites) and the use of all such materials shall be subject to Contractor’s Consent during the Term in respect of usage in the USA only, PROVIDED THAT in the event that Contractor, Artist or Contractor’s Authorised Representative provides any of the aforementioned materials then Contractor shall be deemed to have consented to use of such material and any previously approved materials shall be deemed approved for future use for the purposes of this Agreement.  Company shall use its best commercial endeavours to procure that its licensees outside the USA use materials used in the USA or materials previously approved for the applicable licensee PROVIDED THAT inadvertent failure to do so shall not constitute a breach of this Agreement. In the event that Contractor’s Consent is given subject to a bona fide qualification arising from existing legitimate third party rights, Company shall use its best commercial endeavours to abide thereby.

29.2         Contractor hereby warrants and represents that Contractor has and will continue to have the right both during and after the Term to use and to license others to use Artist’s Name and all of the aforesaid materials,

29.3         Contractor shall procure that during the Term Artist shall only use for professional purposes Artist’s Name approved by Company in writing.  Company hereby approves Artist’s real (i.e. legal) name.

29.4         INTENTIONALLY DELETED.

29.5         INTENTIONALLY DELETED.

30.           ACCOUNTING

30.1         Company shall furnish to Contractor within ninety (90) days of the 30 June and 31 December in each year (or such other semi-annual accounting period as designated by Company from time to time) a statement prepared in accordance with Company’s standard accounting procedure showing in reasonable detail the calculation of and the total royalties that have been credited to Contractor’s balance hereunder in the period of six (6) months prior to such date and shall pay Contractor any balance shown to be due when furnishing such statement, PROVIDED THAT following the expiry of the Term Company shall not be liable to furnish any statements for any period in which royalties accrued have not exceeded one hundred pounds sterling (£100) although one statement in respect of each period shall be provided to Contractor on request from time to time.

30.2         Company may maintain reasonable reserves on account of Records and Audio Visual Devices which may be returned or exchanged and will subsequently make adjustments based on the number of Records and/or Audio Visual Devices actually returned or exchanged, PROVIDED THAT each such reserve shall be released equally over two accounting periods following that in which it was first maintained.  In the event that reserves are insufficient to cover Records returned or exchanged in any accounting period Company may deduct from any royalties that accrue in such or any subsequent accounting period an amount equal to such deficit.  Company shall be entitled to deduct from payments otherwise accruing due to Contractor such sums as it may be required to deduct by way of withholding or similar taxes but shall upon Contractor’s request provide such relevant information as is in Company’s possession in order to assist Contractor to recover such sums deducted.

30.3         Unless within three (3) years of the date of Company’s rendering of any statement furnished hereunder Contractor shall have notified Company in writing of any bona fide objections thereto such statement shall be conclusive evidence as to the accuracy of accountings made to Contractor hereunder during the period covered by such statement and final and binding on and not open to dispute by either Contractor or Company.

30.4         Company agrees that Contractor may (but not more than once during any calendar year and only once with respect to any statement rendered hereunder) inspect examine and otherwise audit (“Audit”) Company’s books and records for the purposes of determining the accuracy of Company’s statements to Contractor hereunder. Contractor shall not be entitled to Audit any records which do not specifically relate to the exploitation of Material hereunder.  All Audits shall be made during regular business hours upon reasonable prior notice (not less than sixty (60) days) and shall be conducted on Contractor’s behalf by an independent chartered accountant (“the Auditor”).  Each examination shall be made at Contractor’s own expense at Company’s regular place of business in the United Kingdom where such books and/or records are maintained.  If Contractor wishes to make a claim for underpayment, Contractor shall furnish Company with a copy of the Auditor’s report promptly following the conclusion of the Audit.  If such Audit reveals an underpayment to Contractor of ten per cent (10%) of total royalties due hereunder during the period covered by such Audit or ten thousand pounds (£10,000) whichever is the greater, then Company shall pay all reasonable audit costs (excluding accommodation travel and subsistence costs) of such Audit. Contractor agrees that, for the avoidance of doubt, although in respect of money claimed to be due to Contractor as a result of any Audit, the rights of Audit granted by this Agreement are a substantial remedy for any underpayment which any such Audit may reveal, neither the grant by Company nor the exercise by Contractor of any right of Audit in connection with this Agreement shall, of itself, give rise to or be deemed to be proof of debt.

30.5         Contractor may not engage the Auditor to Audit when the Auditor is presently engaged in any other audit or inspection of Company’s books and records of account in respect of which any claim is still outstanding or is involved in the negotiation of a settlement of such an audit or inspection on behalf of another person.  If Contractor’s chosen Auditor is so engaged Company agrees that upon written request from Contractor Company will extend the period of three years in clause 17.3 above to three and a half years to allow the Auditor to finalise the outstanding audit.  No person or firm shall be designated as the Auditor if its remuneration is to be calculated wholly by reference to the amount of any discrepancy revealed by the Audit and/or the terms of any settlement and/or the outcome of any proceedings arising out of the Audit.  Contractor shall procure that the Auditor will prior to the start of the Audit execute an unconditional undertaking to Company in a form reasonably prescribed by Company providing, inter alia, that the Auditor shall treat as confidential all information regarding Company’s affairs and business which it may acquire in the course of the Audit and not to disclose the same to Contractor or Artist (and their respective professional advisers) or to any third party save to the extent necessary to discharge Auditor’s responsibilities to Contractor and/or Artist in relation to the Audit.

30.6         Contractor shall render where applicable a proper value added tax invoice to Company in respect of any monies payable hereunder and no VAT shall be payable until the appropriate VAT invoice has been received by Company.  All sums payable by Company hereunder are exclusive of VAT.  Any and all sums paid by Company hereunder or on Company’s behalf hereunder in a currency other than Sterling shall be treated as the Sterling equivalent thereof as reflected in Company’s books.

31.           ATTENDANCE AT PUBLICITY SESSIONS, TOURING AND PROMOTIONS

31.1         For the purposes of furthering Artist’s career and/or selling or otherwise exploiting Material made hereunder, Contractor shall procure that (subject to Artist’s bona fide prior professional commitments) Artist shall during the Term, as Company may reasonably request from time to time and subject to the provisions of clauses 11 and 13 above, attend any photographic and/or publicity sessions, press receptions, interviews (both on and off-line), appear on radio programmes, in television programmes, Webcasts and in any film to which clause 10 does not apply and which Company may produce or commission and shall co-operate in such other reasonable publicity ventures as Company may arrange, without payment therefor by Company (except as otherwise provided below).

31.2         Company shall reimburse Contractor promptly following receipt of valid receipts for those reasonable out-of-pocket travelling and living expenses necessarily incurred by or on behalf of Artist in connection with the foregoing.  No reimbursement shall be in excess of the specific amounts approved by Company prior to the same being incurred.  For the avoidance of doubt, Company shall not reimburse expenses incurred by or in relation to any individual other than Artist unless it has previously agreed in writing to do so.  In the event that any fees are payable by third parties in respect of the foregoing, Contractor hereby grants and shall procure that Artist grants to Company full authority to negotiate documentation in this regard (and Company shall use its best commercial endeavours to copy such documentation to Contractor’s legal representatives PROVIDED THAT inadvertent failure to do so shall not constitute a breach of this Agreement), which such documentation shall be executed by Artist, and to collect such fees on Contractor and/or Artist’s behalf (as the case may be).  On all occasions when any appearance fee is payable to Artist, Company shall be entitled to collect such fees and Company shall deduct therefrom all of those reasonable out-of-pocket travelling and living expenses incurred by or on behalf of Contractor and/or Artist in connection therewith and any remaining credit balance shall be credited to Contractor’s royalty balance hereunder.  Fifty per cent (50%) of the Costs of stage or other clothing purchased by Company to augment Artist’s performances shall be recoupable from the Royalty.  Neither Contractor nor Artist shall incur any costs or endeavour to commit Company to any expense in this regard without Company’s prior consent.

31.2.1      INTENTIONALLY DELETED.

31.2.2      INTENTIONALLY DELETED.

31.2.3      INTENTIONALLY DELETED.

32.           WARRANTIES

32.1         Contractor agrees, warrants, represents and undertakes that:

(a)           Contractor is and will remain entitled to enter into and perform this Agreement and to grant, licence (as and if applicable) and assign to Company all the rights herein granted, licensed and/or assigned (including without limitation the rights granted pursuant to clause 10 above) free of all encumbrances and third party rights (save only that ownership of Titles embodied in Material may be vested in publisher(s)) and Contractor shall and shall procure that Artist shall at its own cost do all that it can upon Company’s request to perfect the said grant of rights; and

(b)           Contractor’s agreement with Artist is a royalty-based agreement, and not an agreement under which Artist is entitled to a share of net receipts.

(c)           None of the Titles selected or mutually agreed by Contractor which are embodied in any of the Material hereunder, nor any arrangement or adaptation of any Title which is initiated or carried out by Contractor or Artist, nor Artist’s performance of any Title (PROVIDED THAT Contractor shall have no liability in respect of a performance by Artist which does not comply with this sub-clause (c) and the infringing aspects of which such performance were carried out at Company’s direction), shall infringe or give rise to any claim of infringement of the copyright or any other rights (such as but not limited to so-called moral rights or performers’ rights) of any third party nor be criminally obscene nor defamatory of any person, firm or company; and

(d)           Contractor and Artist will observe all requirements of all relevant unions having jurisdiction in connection with the making of Audio Material and Audio Visual Material; and

(e)           Contractor is resident in the United Kingdom for taxation purposes (and shall give written notice to Company of any changes thereto together with details thereof) and each of Artist and Contractor is a “qualifying person” for the purposes of the CDPA and shall remain so throughout the Term; and

(f)            None of Contractor, Artist and any person deriving any rights from Contractor and/or Artist shall at any time do or authorise any person to do anything inconsistent with any of Company’s rights hereunder nor shall the extent of Artist’s Performances hereunder be misrepresented to Company; and

(g)           Neither Contractor nor Artist nor anyone on behalf of them shall make any claim or commence any proceedings against Company its licensees or successors in title in reliance upon any rights in the nature of moral rights now or hereafter known in any part of the world in relation to the exploitation of any of the rights granted to Company in this Agreement or of any Controlled Title and Contractor and Artist shall as Company may require pursuant to clause 20 below make the benefit of any such moral rights available to assist Company in proceedings as therein described; and

(h)           Neither Contractor nor Artist shall make any claim against Company for any personal injury or any loss or damage to the property of or in the control of Contractor and/or Artist which may be sustained in rendering or procuring any of Artist’s services pursuant hereto, except where the law forbids Company from excluding such liability; and

(i)            Contractor and Artist shall at all times comply with all the terms of the BPI Code of Conduct (and Contractor acknowledges that Contractor has received from Company the current form of such Code of Conduct); and [insert US equivalent provision]

(j)            INTENTIONALLY DELETED

33.           CO-OPERATION IN UNAUTHORISED MANUFACTURE ETC.

33.1         At the request and expense of Company, Contractor shall and shall procure that Artist shall co-operate fully in preventing (including but not limited to assisting Company in legal proceedings) the unauthorised manufacture or sale and/or distribution of Records and Audio Visual Devices and any other devices embodying performances of Artist (whether or not the same are embodied in

Material made hereunder) and/or the use of Artist’s Name and/or photographs, likenesses, biographical material and such other identification and/or materials in such manner as may derogate from rights granted to Company hereunder. Company may with Contractor’s consent (not to be unreasonably withheld or delayed) take such steps or institute such legal proceedings in the name of Contractor and/or Artist as Company may deem suitable, PROVIDED THAT all of the costs of such proceedings shall be borne by Company.  Company shall be entitled to deduct such costs incurred from all sums recovered as a result of such proceedings, and shall credit one half of any excess recovery to Contractor’s royalty balance.  Nothing herein shall be construed as a limitation on any other rights Company may have hereunder or in any way affect the agreements, warranties, representations, undertakings and indemnities given herein.

34.           CONSENTS AND APPROVALS

34.1         Contractor hereby grants and/or shall procure that Artist and/or any third parties grant to Company all consents required to be given in accordance with Part II of CDPA or otherwise required to enable Company to exercise all the rights of Company hereunder and to exploit fully all Material made hereunder.  [Insert US equivalent provision]

34.2         Where Contractor’s Consent is required in relation to any creative issue relating to the making of any Material hereunder and Artist (with Contractor’s knowledge and approval) does in fact participate in the making of such Material, such participation shall comprise the necessary consent/agreement (as applicable) for the purposes of this Agreement.

35.           INDEMNITIES

35.1         Company and Contractor mutually agree at all times to keep the other fully indemnified from and against all losses and expenses (including but not limited to reasonable legal fees and expenses) which the party alleging default (“the Indemnitee”) may sustain or incur by reason of any actual or alleged breach or non-observance of any provisions hereof by the other party hereto (“the Indemnitor”) or any warranty representation or undertaking given by the Indemnitor being untrue inaccurate or unfulfilled.

35.2         The Indemnitee shall give written notice to the Indemnitor of claims to which the provisions of this clause relate and the Indemnitor shall have the right at its own cost and expense to participate in the defence of any such claim (without prejudice to its liability under such indemnity).  Company shall on giving written notice to Contractor, be entitled to withhold from royalties, fees and advances payable to Contractor hereunder such amounts as are reasonably necessary to protect Company from such claim and are directly related to Company’s potential liability under such claim until liability in respect of such claim is finally settled or adjudicated and Company has been reimbursed all costs and expenses incurred (including legal costs).  Notwithstanding the foregoing, Company shall release any withholding made in accordance with the provisions of this Clause together with any interest earned thereon during the period of withholding in respect of any particular claim if proceedings are not instituted within six (6) months of the date upon which Company first establishes such withholding to meet the claim,

35.3         Neither party hereto shall be entitled to effect a settlement with a third party in relation to which the indemnity herein contained applies and is to be relied upon without the prior written agreement of the other party hereto to the terms of that settlement, such agreement not to be unreasonably withheld or delayed.  For the avoidance of doubt any costs losses and expenses incurred by the Indemnitee falling within the scope of the indemnity given by the Indemnitor under sub-clause 22.1 above and not reimbursed under any settlement as aforesaid shall be reimbursed promptly by the Indemnitor and where the same is due to Company from Contractor Company shall be entitled to deduct the same from any sums due to Contractor hereunder.

35.4         Notwithstanding the foregoing if Contractor at any time refuses to fulfil Contractor’s material obligations hereunder or breaches any of the materiel terms and conditions hereof Company may without prejudice to its other rights serve notice on Contractor requesting that Contractor remedy such refusal/breach within fourteen (14) days following receipt by Company of such notice.  In the event that Contractor does not so remedy such refusal/breach within such fourteen (14) day period, Company may without prejudice to its other rights suspend its obligations hereunder (including without limitation its obligation to pay advances) by written notice to Contractor for the duration of such default or breach until the same has been cured and the Term including any maximum Contract Period length pursuant to sub-clause 1.12 above shall thereafter be deemed automatically extended for a period equal to all or any part of the period of such default or breach PROVIDED THAT no such suspension or extension for any one default shall exceed six (6) months.

35.5         Company shall have the right at its sole expense to purchase one or more insurance policy(ies) covering Artists life and/or any disability suffered by Artist due to accident or sickness.  Company shall be the named owner and beneficiary of any such policy(ies).  Contractor shall procure that Artist shall co-operate in the completion of any necessary proposal form for such insurance but Artist shall not be required to attend any medical examinations.

35.6         INTENTIONALLY DELETED.

36.           FORCE MAJEURE

36.1         If by reason of an act of God, outbreak of hostilities (whether or not war is declared), insurrection, riot, act of terrorism, civil disturbance, government act or regulation, fire, flood, explosion, accident, theft, strike, lockout or trade dispute (whether involving employees of Company or of other parties), any action by any trade union or by any association of Artist’s musicians and/or composers or any other cause or reason beyond Company’s control Company is prevented from or materially hampered in manufacturing, distributing or selling Records and/or Audio Visual Devices in the United Kingdom then:

(a)           Company shall not be liable to Contractor for any loss expense or disadvantage suffered by Contractor; and

(b)           Company may by written notice to Contractor suspend the current Contract Period or any of its obligations hereunder (save for any obligation to account to, and/or (unless the applicable event prevents it) make payments to, Contractor hereunder) for such period as Company is so prevented or materially hampered, but so that no Contract Period shall be suspended for any period or periods in aggregate exceeding twelve (12) months.  In such event a number of days equal to the number of days of such suspension shall be added to the then current Contract Period including any maximum Contract Period length, pursuant to sub-clause 1.12 Provided that in respect of any option which falls due to be exercised within thirty (30) days of the end of such period of extension or suspension Company shall in respect thereof have no less then thirty (30) days in which to exercise such option pursuant to this Agreement and the then-current Contract Period shall be further extended by a period of up to thirty (30) days as necessary to give effect to the foregoing and permit the valid exercise of such option during the Term.  Notwithstanding the foregoing, if the aforementioned affects only Company then no Contract Period shall be suspended for any period or periods in aggregate exceeding six (6) months.

37.           PARTIES’ RIGHTS AND REMEDIES

37.1         If for any reason either party materially breaches this Agreement (“the Defaulting Party”) then without limiting the rights of the party alleging default (“the Non-Defaulting Party”) that party may at its election by written notice to the Defaulting Party where such breach is capable of remedy require the Defaulting Party to cure the default complained of and where that breach is capable of cure but remains uncured at the end of sixty (60) days after receipt of such notice by the Defaulting Party, then the Non-Defaulting Party may terminate the Term by further written notice, such termination to have effect from the date of service of such notice.  If either party validly exercises such right of termination, such termination shall be without prejudice to the rights of both parties which survive the Term and any rights the Non-Defaulting Party may have by reason of such breach.  For the purposes of this sub-clause Contractor’s failure to materially perform will include but will not be limited to any incapacity preventing Artist’s services being procured in accordance with the terms of this Agreement.

37.2         Except as otherwise expressly indicated herein to the contrary the rights and remedies of the parties as specified herein are not to be exclusive of each other or of any other rights or remedies of the parties.  The parties may exercise or decline to exercise any one or more of their respective rights and remedies as they may deem fit, without jeopardizing any other rights and remedies.

37.3         In the event that:

(a)           a receiver is appointed over Company’s interest under this Agreement and/or the whole of its assets and is not removed within ninety days after such appointment takes effect; or

(b)           an order is made or an effective resolution is passed for Company’s winding up or reorganisation entered into in consequence or anticipation of insolvency (but excluding for the purposes of reconstruction or amalgamation)

then in any one of such events Contractor shall have the right (within fourteen (14) days of the occurrence of such event) to terminate the Term.

38.           ASSIGNMENT

38.1         The rights and privileges to which Contractor is entitled under this Agreement cannot be assigned disposed of charged or transferred by Contractor in any way whatsoever and the parties acknowledge that this Agreement does not purport to confer upon any third party (including, without limitation, the Artist) any of those rights and privileges or any other benefit to the Contractor under this Agreement.

38.2         Company may assign the benefit of and/or any of its obligations hereunder to its holding company or to any subsidiary or associated company or affiliate of Company, or to any company acquiring substantially all the undertaking or assets of Company or its holding company or subsidiaries or associates thereof.  For the purposes of this clause “subsidiary” and “holding company” shall have the meanings set out in Section 736 of the Companies Act 1985 and “associated company” shall mean a company which is associated with another company either through holdings of shares to an extent of not less than twenty five per cent (25%) of its equity share capital (as defined in the said Act) or through common directors to an extent of not less than one-third (1/3) for the time being of the total number of directors.  [Insert US equivalent provision]

39.           NOTICES

39.1         All notices hereunder or in connection herewith shall be in writing and shall be addressed as follows:

To:          Contractor either at the address hereinabove provided or care of the Authorised Representative at the address hereinafter specified.

To:          Company [Insert US details]

or to such other address as may be notified in writing in conformance herewith. Notices shall be sent by hand or by special delivery within the USA and shall be deemed given on the day on which they are sent in such manner.  A courtesy copy of all notices and consents from Company shell be sent to Andy Stinson, 33 Ransome’s Dock, 35-37 Parkgate Road, London SW11 4NP but failure to send such copy shall not invalidate such notice or be in breach of this agreement.

39.2         If at the date when the then current Contract Period would otherwise have expired, Company has neither exercised its option to extend the Term by a further Contract Period nor notified Contractor that it does not wish to exercise such option then the following provisions shall apply:

(i)        Contractor shall upon such omission coming to Contractor’s notice immediately notify Company in writing that the relevant option has not yet been exercised (“Option Warning Notice”); and

(ii)       Company shall be entitled to exercise the relevant option at any time before receiving an Option Warning Notice or within five (5) working days thereafter; and

(iii)      The relevant Contract Period shall be automatically extended until Company exercises, or gives notice that it declines to exercise, the relevant option or until five (5) working days after the receipt by Company of the relevant Option Warning Notice (whichever is the earlier).

40.           MODIFICATIONS

40.1         The entire agreement between the parties in relation to the subject matter hereof is contained herein.  No modification amendment or waiver of this Agreement or any provision hereof shall be binding upon any party unless confirmed in writing by the parties.  No waiver of any provisions of or default under this Agreement shall affect any party’s right thereafter to enforce such provision or to exercise any right or remedy hereunder in respect of a subsequent default.  If any part of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legally constituted body having the jurisdiction to make such determination then such part or parts shall be deemed never to have been incorporated in this Agreement but all other terms and provisions in the remainder of this Agreement shall remain in full force and effect.

40.2         Contractor hereby on behalf of Artist gives its and Artist’s consent to the processing of any data necessary for the performance of this recording agreement or necessary for complying with any legal obligation upon Company.  Any such processing will be fair and lawful within the meaning of the Data Protection Act 1988.

41.           GOVERNING LAW

41.1         This Agreement and any and all extensions and/or modifications thereof shall be governed by and construed in accordance with the laws of England and the High Court of England and Wales shall have exclusive jurisdiction to determine all matters arising therefrom.  [Insert US jurisdiction/choice of Law clause]

42.           AUTHORISED REPRESENTATIVE

42.1         At all times there shall be one person who shall be the Authorised Representative for the purposes of this Agreement and Company shall be entitled but not obliged to deal with the Authorised Representative from time to time on behalf of Contractor (to the exclusion of all other persons including Contractor) for the following purposes only:

(a)           To consult on behalf of Contractor and to give consent agreement or approval on behalf of Contractor whenever consultation with Contractor or any consent agreement or approval is required of Contractor under this Agreement.

(b)           To negotiate and agree any amendments or variations of this Agreement on behalf of Contractor save that the Authorised Representative is specifically prohibited from executing any documents evidencing the same or any other documents of any kind on behalf of Contractor.

42.2         Notice to the Authorised Representative of any act matter or thing shall be deemed to be notice to Contractor.

42.3         The first Authorised Representative is Simon Fuller who shall notwithstanding sub-clause 29.1(b) be able to execute such documents as are referred to therein. Any change in the Authorised Representative shall be made by notice in writing to Company signed on behalf of Contractor and until receipt of such a notice by Company no such change shall be effective against Company for any purpose.

43.           TRADE MARKS

43.1         Company shall be at liberty to and to authorise its licensees at its and their discretion to make pursue modify discontinue or abandon any application to register (in Contractor’s name) the Artist Name and any logo or design used by Artist or in connection with Artist’s services the subject of this agreement as a trademark in the USA and such other parts of the Territory as Company and its licensees may reasonably require in order to protect in the applicable class or classes (in respect of trademarks) those rights granted to Company under this Agreement including without limitation in the USA classes [Insert equivalent US classes] and any overseas equivalents thereof.  Contractor hereby licenses to Company irrevocably and in perpetuity all necessary rights in respect of Artist Name and any such logos or designs to enable Company to exploit all rights granted to Company hereunder in conjunction with Artist Name and such logos and designs.  Such licence shall be exclusive during the Term insofar as records and audio visual devices (other than audio visual devices released by third parties pursuant to the provisions of Clause 10 above) embodying Performances are concerned.

43.2         Contractor for itself and on behalf of Artist hereby irrevocably appoints Company to be the attorney of Contractor and Artist for the purpose of making any such application and executing any documentation necessary to pursue or secure any such registrations and in such event fifty per cent (50%) of any costs or expenses incurred by Company in connection therewith pursuant to a mutually agreed budget shall be regarded as additional advances recoupable from the Royalty.

43.3         INTENTIONALLY DELETED

43.4         Following the expiry of the Term Contractor shall permit Company its licensees and successors in title to continue without charge of any kind to exploit those of Company’s rights hereunder which survive termination of the Term by reference to any such trademark as registered user thereof.

43.5         Nothing herein shall oblige Company or its licensees to make or pursue any application for trade-mark registration nor to maintain support or defend any such registration if any such application is successful and Contractor for itself and on behalf of Artist agrees that neither Contractor nor Artist nor anyone on behalf of it or them will make any claim against Company its licensees and successors in relation to any act or omission concerning trademarks and trademark applications hereunder.

44.           CONTRACTOR APPROVALS

44.1         Company shall not without the prior written consent of Contractor in each case:-

44.1.1      release by any means (including Electronic Sales) any Record or Audio Visual Device embodying Material which is sold or distributed as a so-called “premium” or as an endorsement or in connection with the sale of any product, commodity or service;

44.1.2      release or grant a licence for any Recording Commitment Album and/or Greatest Hits Album hereunder to be released through a record club (including any Electronic Sales record club) within three (3) months of the initial retail sale release of such Album in USA;

44.1.3      release a Record embodying Audio Material which is pressed in special or odd shaped or coloured vinyl or as a vinyl picture disc;

44.1.4      release any Recording Commitment Album embodying Audio Material (a) in the USA as a low price record within nine (9) months from its initial full price release in the USA, or, (b) outside the UK as a low price record prior to its release in the USA as a low price record;

44.1.5      (subject always to all so-called industry blanket licences) grant to a third party a licence for the synchronisation of Audio Material in:-

(a)           a television advertisement for a third party product or service;

(b)           a motion picture of any kind released during the Term;

(c)           a motion picture released after the Term which is pornographic.

44.1.6

44.1.7      (subject always to Company’s right to engage Producers without prior consent pursuant to sub-clauses 3.1(e) and 3.4 above) engage a third party to whom a royalty is payable which is deductible from Contractor’s royalty hereunder;

44.1.8      release or grant a licence for the release of any Audio Material on any Compilation Album SAVE THAT notwithstanding the foregoing the inclusion of any Audio Material in any Compilation Album which is released by a major record company or companies (whether or not as part of a joint venture) shall be deemed approved;

44.1.9      re-sequence the running order of Tracks on any Recording Commitment Album after it has been initially released hereunder;

44.1.10    release or otherwise exploit any so-called demos or outtakes;

44.1.11    release or otherwise exploit any Material comprising recordings of “live” Performances by the Artist unless specifically made or delivered hereunder for release and/or other exploitation;

44.1.12    knowingly grant a licence for the use of any Audio Material in a radio advertisement for products or services unrelated to the Artist;

44.1.13    grant a licence during the Term for the use of any Audio Material in a computer game of any type; or grant such a licence after the Term where the computer game in question is violent in nature.

44.2         In the event that any primarily interactive product (such as a CDi or CD ROM) is made or produced hereunder the parties agree that the budget therefor shall be Mutually Agreed and shall be recoupable only from royalties and flat fee income accruing to the credit of Contractor in respect of interactive products.

44.3         The concept and design of artwork for use in packaging or Records and Audio Visual Devices released during the Term wholly embodying Material hereunder shall be mutually agreed by the parties PROVIDED ALWAYS THAT Contractor agrees to co-operate promptly arid fully with Company so as to ensure that artwork is approved in a timely manner in order to enable Company to comply with its proposed release schedule.  Following the Term, Company shall not without Contractor’s consent (not to be unreasonably withheld or delayed) make any substantial alterations to artwork used hereunder during the Term.

44.4         It is acknowledged and agreed that during the Term Contractor shall be entitled to notify Company of proposed projects as premiums, and/or synchronisation and/or use of Audio Material or Audio Visual Material in an advert or commercial (“Relevant Projects”) which Contractor wishes to permit third parties to undertake in connection with advertising, merchandising, sponsorship or endorsements featuring Artist and involving third party products or services.  Contractor shall give Company not less than 14 days written notice of any such Relevant Project. Provided that Company:

(a)           acting reasonably, approves the content of, and identity of the third party brand or entity involved in the Relevant Project concerned; and

(b)           approves the selection and amount of the Audio Material or Audio Visual Material which Contractor wishes to use in the Relevant Project concerned.

then Company shall grant an appropriate non-exclusive licence to the third party on terms negotiated by Company with the third party concerned (PROVIDED THAT in respect of synchronisation licences Company shall be entitled to receive the same as but not more than the publisher(s) concerned and in respect of premiums Company shall not be entitled to insist on manufacturing and will be entitled to receive 2.5 times the amount charged by the applicable publisher’s collection society per unit.  Contractor acknowledges and agrees that, where clearance of a Relevant Project is sought wholly or partially for a territory outside the UK, Company shall be entitled to impose on such a Relevant Project (and Contractor shall comply with) such reasonable restrictions as may be requested by Company’s licensees.

44.5         Contractor and Company shall mutually agree the A-side or lead track of each Single to be released hereunder in the USA during the Term.  Singles released hereunder in the USA during the Term may be released outside the USA in the same formats and with the same track listing.  If Company’s licensee wishes to release a Single during the Term other than in a format and with a track listing agreed for USA release, the A side or lead track of that Single will be mutually agreed between Contractor and the relevant licensee.

44.6         Company agrees that it will procure in respect of Records and Audio Visual Devices released in the USA, and will use its best endeavours to procure in respect of Records and Audio Visual Devices released outside the USA, that the ‘19’ logo will be embodied on the label and packaging of, and printed advertising (but solely where BMG’s logo is to be included) concerning; Records and Audio Visual Devices released hereunder.  Contractor agrees to supply in a timely manner artwork for the ‘19’ logo at Contractor’s cost, and hereby warrants that it owns such logo and that its use by Company will not infringe any third party rights.  Inadvertent failure by Company or its licensees to comply with the provisions of this sub-clause shell not constitute a breach of this Agreement.

45.           MISCELLANEOUS

45.1         Clause headings used herein are for convenience of reference only and are not part of any clause and shall not be used in construing the meaning of any clause of this Agreement.

45.2         All references to the masculine gender shall include the feminine gender also and words in the singular shall include the plural and vice versa.

45.3         In the event that Company overpays Contractor or pays any sums to Contractor in error Contractor shall give written notice to Company of such overpayment or erroneous payment and shall promptly reimburse the same to Company following Company’s request so to do.  At Company’s election, Company may deduct any or all of such overpayment or erroneous payment from any monies due to Contractor pursuant to this Agreement within three (3) years following the date of the overpayment or erroneous payment.

45.4         Contractor acknowledges on behalf of itself and Artist that in the course of performing their obligations hereunder Contractor and Artist will be exposed to information which is confidential and/or commercially sensitive and which if disclosed may be liable to cause significant harm to Company, its clients and customers. Contractor agrees to and agrees to procure that Artist shall keep secret during the Term and thereafter and not for any reason to use, communicate or reveal to any other person (whether for Contractor’s, Artist’s or another’s benefit or otherwise) any confidential information which has come into Contractor’s and/or Artist’s knowledge during the Term.  Contractor shall use its best endeavours and shall procure that Artist uses Artist’s best endeavours to prevent publication or disclosure of any such information by Contractor, Artist or any other party.  Given the high public profile of various of Company’s staff, clients and customers and the effect unwanted publicity can have on the private life, career end earning capacity of the same, Contractor acknowledges that this requirement of confidence is a very important and fundamental term of this Agreement.

45.4A      Company acknowledges that in the course of performing its obligations hereunder Company will be exposed to information which is confidential and/or commercially sensitive and which if disclosed may be liable to cause significant harm to Artist or Contractor, its clients and customers.  Company agrees to keep secret during the Term and thereafter and not for any reason to use, communicate or reveal to any other person (whether for Company’s or another’s benefit or otherwise) any confidential information which has come into Company’s knowledge during the Term.  Company shall use its best endeavours to prevent publication or disclosure of any such information by Company or any other party. Given the high public profile of various of Artist and Contractor’s staff, clients and customers and the effect unwanted publicity can have on the private life, career and earning capacity of the same, Company acknowledges that this requirement of confidence is a very important and fundamental term of this Agreement.

45.5         By way of example only, information will be deemed confidential if it is not in the public domain and relates to any financial information; marketing strategies and tactics; current activities; current and future plans relating to development, production or sales, including the timing of any such matters; the development and engagement of artists and/or producers or recording engineers; and the creating, acquiring and/or licensing of repertoire from third parties.

45.6         Information which is publicly available or becomes publicly available through no breach of this Agreement shall not be treated as confidential hereunder.

46.           LEGAL ADVICE

46.1         Contractor acknowledges that Company has advised Contractor to take independent legal advice from a solicitor specialising in the music business on the terms and conditions of this Agreement and on the implications of Contractor executing it and that such advice has been taken prior to Contractor executing this Agreement.

46.2         Company will not use the logo from the Series but can use the name of the Series in associated marketing for Records, Audio Visual Devices wholly embodying Material hereunder and in any printed materiel accompanying Electronic Sales.

IN WITNESS whereof a duly authorised officer of each of the parties hereto has entered into this Agreement the day and year first above written.

SIGNED by	)
for and on behalf of:	)
)
[US Designess]
in the presence of:	)

SIGNED by	)
for and on behalf of:	)
19 RECORDINGS LIMITED	)

In the presence of:	)

NOTICE TO ARTIST

THIS AGREEMENT IS INTENDED TO BE LEGALLY BINDING AND IS BY ITS NATURE RESTRICTIVE.  YOU SHOULD CONSULT AN INDEPENDENT EXPERT LEGAL ADVISOR BEFORE SIGNING AND BY YOUR SIGNATURE HERETO YOU CONFIRM THAT YOU HAVE SO CONSULTED AN INDEPENDENT EXPERT LEGAL ADVISOR.